Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

KINRAY, INC.,

STEWART J. RAHR REVOCABLE TRUST

and

CARDINAL HEALTH, INC.

Dated November 17, 2010

-i-

-ii-

TABLE OF CONTENTS

(continued)

Exhibits:

Exhibit A Form of Escrow Agreement

-iii-

INDEX OF TERMS

Page

AAA	60
Accounting Firm	12
Accounting Principles	9
Advisor	26
Affiliate	1
Agreement	1
Allocation Schedule	40
Associate	1
Audited Financial Statements	15
Auditor	15
Business	43
Business Day	1
Buyer	1
Buyer Indemnitee	50
Buyer Indemnitees	50
Buyer Plans	35
Buyer Pre-Closing Period Return	38
Cash and Cash Equivalents	9
Certificate of Incorporation	2
Certification of AFTAP	2
Claim Notice	51
Closing	13
Closing Balance Sheet	11
Closing Date	13
Closing Date Funded Indebtedness	9
COBRA	2
Code	2
Collateral Source	53
Company	1
Company Expenses	10
Company Intellectual Property Rights	2
Company Parties	29
Confidentiality Agreement	30
Contract	1, 2, 7
control	1
controlled by	1
D&O Indemnified Persons	37
Dechert	62
Dispute Notice	51
Disputed Purchase Price Items	11
Employee Benefit Plan	2
Environmental Laws	2
Environmental Permit	2
ERISA	2

-iv-

INDEX OF TERMS

(continued)

Page
ERISA Affiliate	3
ERISA Affiliate Plan	21
Escrow Account	11
Escrow Agreement	11
Escrow Amount	11
Escrow Funds	11
Estimated Purchase Price	10
Estimated Purchase Price Statement	10
Excluded Assets	44
Excluded Liabilities	45
Excluded Taxes	3
Final Purchase Price	12
Financial Statements	15
Fundamental Representations	50
Funded Indebtedness	9
GAAP	3
Governmental Authority	3
Guaranteed Obligations	63
Guarantor	63
Hazardous Substances	3
Healthcare Laws	3
HSR Act	4
Indemnified Party	51
Information Laws	4
Intellectual Property Right	4
Knowledge	5
Law	5
Leased Property	25
Liabilities	5
Lien	5
Loss	50
Material Adverse Effect	5
Material Contracts	23
Material Lease	25
Material Leases	25
Mr. Rahr	1
Multiemployer Plan	6
Multiple Employer Plan	6
Net Working Capital	9
Net Working Capital Adjustment	9
Non-Compete Period	43
Order	17
parties	1
PBGC	20
Periodic Taxes	6

-v-

INDEX OF TERMS

(continued)

Page
Permit	6
Permitted Liens	6
Person	7
Pre-Closing Period	7
Proceeding	7
Property Taxes	7
Proposed Final Purchase Price	11
Proposed Final Purchase Price Statement	11
Purchase Price	8
Purchase Price Dispute Notice	11
Recent Balance Sheet	7
Reference Amount	9
Related Party	7
Responsible Party	51
Reverse Termination Fee	49
Schedules	2
Section 338 Forms	39
Section 338(h)(10) Election	39, 43
Seller	1
Seller Indemnitee	50
Seller Indemnitees	50
Seller Pre-Closing Period Returns	37
Shares	7
Software	4
Straddle Period	7
Straddle Period Return	38
Subsidiary	7
Tax	7
Tax Claim Notice	41
Tax Indemnified Party	40
Tax Proceeding	18
Tax Responsible Party	40
Tax Return	8
Termination Date	48
Third Party Claim	52
Threshold	53
Trade Secrets	4
Transaction Documents	8
Transfer Taxes	58
under common control	1
Unresolved Purchase Price Items	12

-vi-

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 17, 2010, by and among Kinray, Inc., a New York corporation (the “Company”), Stewart J. Rahr Revocable Trust (“Seller”), and Cardinal Health, Inc., an Ohio corporation (“Buyer” and, together with the Company and Seller, the “parties”), and, solely for the purposes of Section 6.1(b), 6.8(c), 6.9, 6.14 and Article XI, Mr. Stewart J. Rahr (“Mr. Rahr”).

WHEREAS, Seller is the sole stockholder of the Company and owns beneficially and of record all of the issued and outstanding Shares (as defined herein); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, where the term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, neither SRF Partnership, L.P. nor Robfel, LLC shall be deemed Affiliates of the Company, Seller or Mr. Rahr for purposes of this Agreement so long as Mr. Rahr does not control such entity.

“Agreement” means this Stock Purchase Agreement, including all Exhibits attached hereto and the Disclosure Letters.

“Associate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the U.S. Securities Exchange Act of 1934, as amended. For the avoidance of doubt, neither SRF Partnership, L.P. nor Robfel, LLC shall be deemed Associates of the Company, Seller or Mr. Rahr for purposes of this Agreement so long as Mr. Rahr does not control such entity.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer Disclosure Letter” means the letter dated as of the date hereof delivered by the Buyer to the Company and Seller contemporaneously with the delivery of this Agreement.

“Cause” means (i) an act of fraud or intentional misrepresentation or embezzlement, (ii) misappropriation or conversion of the assets of the Company and its Affiliates, or (iii) intentional and repeated violation of the written policies or procedures of the Company and its Affiliates.

“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation as in effect from time to time.

“Certification of AFTAP” means the certification of an enrolled actuary meeting the requirements imposed under Treasury Regulation Section 1.436-1 that includes, without limitation, a certification of the applicable Employee Benefit Plan’s “adjusted funding target attainment percentage” within the meaning of Section 436(j) of the Code.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” means the letter dated as of the date hereof delivered by the Company to Buyer contemporaneously with the delivery of this Agreement.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned in whole or in part by the Company.

“Contract” means any contract, agreement, commitment, indenture, mortgage, note, bond, warrant or other instrument.

“Disclosure Letters” means the Company Disclosure Letter, the Seller Disclosure Letter and the Buyer Disclosure Letter.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other compensatory or employee benefit plan, program, agreement or arrangement maintained, sponsored or contributed to by the Company, or to which the Company is a party, for the benefit of current or former employees, directors, or other individual service providers, but in all cases, excluding any Multiemployer Plan.

“Environmental Laws” means all federal, state, local and foreign Laws concerning pollution or protection of natural resources or the environment (including ambient air, surface water, groundwater, land, surface or subsurface strata and natural resources) or the use, storage, handling, release or disposal of Hazardous Substances or the protection of human health or safety (but excluding Laws applicable to worker health and safety except with respect to exposure to Hazardous Substances).

“Environmental Permit” means any Permit required by or pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Excluded Taxes” means, without duplication, all (i) Taxes imposed on or payable by or with respect to the Company, or for which it is liable, for any Pre-Closing Period; (ii) Taxes (other than Transfer Taxes) attributable to the sale of the Shares pursuant to this Agreement, Taxes of or with respect to the Company attributable to any Section 338(h)(10) Election, Taxes imposed on or with respect to the Company under Treasury Regulation Section 1.338(h)(10)-1(d)(2), Taxes imposed on or with respect to the Company under Sections 1374 or 1375 of the Code (or any similar provision of state or local Tax Law) and Taxes resulting from any conversion of the Company from an S corporation within the meaning of Section 1361 of the Code (or any similar provision of state or local Tax Law) to a corporation taxable under Subchapter C of the Code (or any similar provision of state or local Tax Law); (iii) Taxes arising by reason of the failure of the Company to qualify as an S corporation within the meaning of Section 1361 of the Code (or any similar provision of state or local Tax Law) for each jurisdiction listed in Section 3.10(c)(i) of the Company Disclosure Letter for any Tax period (or portion thereof) beginning on the respective date for such jurisdiction set forth in Section 3.10(c)(i) of the Company Disclosure Letter and ending on or prior to the Closing Date (including, for the avoidance of doubt, any ineligibility of the purchase of the Shares under this Agreement to qualify for a Section 338(h)(10) Election (in a jurisdiction that would otherwise permit a Section 338(h)(10) Election) resulting from such failure to qualify as an S corporation in the respective jurisdiction listed in Section 3.10(c)(i) of the Company Disclosure Letter); (iv) Taxes resulting from or arising out of any action or transaction pursuant to Sections 6.10 or 6.11 (whether before, at or after Closing); (v) Taxes relating to the Excluded Assets or the Excluded Liabilities; and (vi) Liabilities of the Company to indemnify any other Person in respect of or relating to Taxes of such other Person or to pay an amount pursuant to any Tax sharing, allocation or indemnification agreement to the extent such Liabilities relate to a Pre-Closing Period or such agreement was entered into on or before the Closing Date.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States at the time the applicable financial information was prepared.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, and any arbitrator.

“Hazardous Substances” means hazardous, toxic or radioactive substances or materials, hazardous wastes, pollutants or contaminants as said terms are defined by any Environmental Laws or with respect to which Liability or standards of conduct are imposed under any Environmental Laws, including without limitation, petroleum or petroleum constituents, asbestos-containing material or polychlorinated biphenyls.

“Healthcare Laws” mean any Laws relating to the provision, administration, and/or payment for healthcare or healthcare-related products or services, including: (i) rules and regulations governing the operation and administration of Medicare, Medicaid or other federal and state health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute”; (iii) 31 U.S.C. §§ 3279 et seq., commonly referred to as the “False Claims Act”; (iv) 31 U.S.C. § 3801 et seq., commonly referred to as the “Program Fraud Civil Penalties Act”; (v) 21 U.S.C. §801 et seq., commonly referred to as the “Controlled Substance Act and the Comprehensive Methamphetamine Control Act of 1996”; (vi) the rules and regulations of the U.S. Food and Drug Administration; (vii) the rules and regulations of the U.S. Drug Enforcement Administration; (viii) the rules and regulations of the Federal Aviation Administration; (ix) the rules and regulations of the U.S. Department of Transportation; and (x) the rules and regulations of the state boards of pharmacy, state boards of wholesaling, state departments of health and state controlled substance agencies, in each case, as such Laws, rules and regulations may be amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Information Laws” means all Laws concerning the privacy and/or security of personal information, including, where applicable, the Health Insurance Portability and Accountability Act of 1996, as amended by ARRA, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162) and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996 and any other statutory or regulatory requirements arising from the Health Information Technology for Economic and Clinical Health Act (the HITECH Act), ARRA, state data breach notification Laws, state social security number protection Laws, the FTC Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act and state consumer protection Laws.

“Intellectual Property Rights” means any and all intellectual property rights under the Laws of any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including without limitation all rights and interests pertaining to or deriving from: (i) patents, patent applications, patentable inventions and statutory invention registrations (in each case including continuations, divisionals, continuations-in-part, reexaminations, extensions and counterparts claiming priority therefrom); (ii) computer programs, software and firmware, including without limitation data files, source code, object code and software-related specifications and documentation (collectively “Software”); (iii) works of authorship, including all copyrights, copyrightable works, moral rights, mask work rights, database rights and design rights and registrations and applications therefor; (iv) confidential and proprietary information, including trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), business, technical and know-how information, and, to the extent confidential or proprietary, ideas, research and development, compositions, methods, schematics, technology, designs, drawings, charts, diagrams, pricing and cost information, business and marketing plans and proposals, specifications, processes, rights in databases and data collections and inventions (whether patentable or unpatentable and whether or not reduced to practice), non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (v) trademarks, trade names, service marks, certification marks, service names, corporate names, brands, trade dress and logos and the goodwill associated therewith, and designs and identifiers of same, and all applications, registrations, reissues, extensions, variations, derivations, combinations and renewals thereof; (vi) domain names; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction and (vii) all rights now known or hereafter recognized in respect of the foregoing.

“Knowledge” means, with respect to any Person, actual knowledge after reasonable inquiry and the knowledge that a prudent Person holding the position or positions at the Company and Seller held by such Person would reasonably be expected to acquire in the course of performing the duties contemplated by such position or positions in a customary manner; provided that in the case of the Company, such knowledge shall be limited to the Knowledge of Mr. Rahr, Bill Bodinger, Howard Hirsch and Steve Burns.

“Law” means any law, statute, regulation, ordinance, rule, code, Order, governmental requirement or rule of law (including common law) enacted, promulgated or imposed by any Governmental Authority.

“Liabilities” means liabilities, debts, claims, demands, expenses, commitments, Losses and obligations, whether known or unknown, contingent or absolute, of every kind and description.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, sublease, declaration, condition, covenant, destruction, right-of-way, easement, encroachment, restriction, title defect, option, right of first refusal or first offer or other third-party (or governmental) right, security interest, encumbrance, lien or charge of any kind.

“Material Adverse Effect” means any change, effect, event, occurrence or circumstance that, individually or in the aggregate, (1) has or results in, or would reasonably be expected to have or result in, a material adverse effect upon the financial condition, business, or results of operations of the Company; provided, however, that “Material Adverse Effect” shall not take into account any adverse change, event or effect to the extent arising from: (i) conditions generally affecting the United States economy or generally affecting the pharmaceutical products distribution industry; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes after the date hereof in GAAP or other accounting requirements; (v) changes after the date hereof in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (vi) any action taken by a party hereto that is consented to in writing by Buyer; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement (provided that this clause (vii) shall not apply to that portion of any representation or warranty contained in Section 3.3, 3.4, 3.9(ii), the second sentence of Section 3.9, Section 3.13(j), 3.20, 4.3, 4.4 or 4.6 of this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement); (viii) any failure, in and of itself, by the Company to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the change, effect, event, occurrence or circumstance giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); or (ix) the loss of any employee or customer, in each case to the extent resulting from an action taken by Buyer after the date hereof or a statement made by Buyer after the date hereof regarding a future action intended to be taken by Buyer with respect to the Company or its business, except to the extent such change, effect, event, occurrence or circumstance in the cases of clauses (i) through (v) above has a disproportionate effect on the Company relative to other participants in the pharmaceutical products distribution industry (in which event the extent of such disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect); or (2) does, or would reasonably be expected to, impair or materially delay the ability of Seller or the Company to consummate the transactions contemplated by, or promptly perform their obligations under, this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” means any Employee Benefit Plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

“Other Person” shall mean any Person (other than Seller, Mr. Rahr and Buyer) required to join in making the Section 338(h)(10) Election or required to execute a Section 338 Form in order for the Section 338(h)(10) Election or the Section 338 Form to be valid and properly executed.

“Periodic Taxes” means capital taxes, annual franchise fees and other Taxes that are not assessed with respect to a transaction or series of transactions; provided, however, Periodic Taxes shall not include (i) Property Taxes and (ii) Taxes that are based on or calculated by reference to income or gain.

“Permit” means any permit, license, certificate, variance, exemption, registration, declaration, Order or other approval, consent or authorization of any Governmental Authority.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ or other similar Liens arising or incurred in the ordinary course of business (x) for amounts not more than 60 days overdue or that are being contested in good faith by appropriate proceedings and (y) for which adequate reserves have been established, (b) easements, rights-of-way, restrictions and other similar charges and encumbrances (whether or not of record) not interfering materially with the ordinary conduct of the business of the Company or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the Company’s financial statements as of the Closing Date in conformity with GAAP, (d) purchase money Liens securing rental payments under capital lease arrangements, (e) as to any Leased Property, Liens created, permitted or suffered by the fee owner thereof and (f) other Liens arising in the ordinary course of business, but only to the extent not incurred in connection with the borrowing of money or other indebtedness for borrowed money.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means an action, claim, suit, arbitration, inquiry, litigation, investigation or other proceeding by or before any Governmental Authority.

“Property Taxes” means real, personal and intangible property Taxes.

“Recent Balance Sheet” means the balance sheet of the Company as of September 30, 2010.

“Related Party” means (a) Seller, the Company or any of their respective Affiliates or Associates or (b) any officer, director, manager or employee of Seller, the Company or any of their respective Affiliates or Associates.

“Seller Disclosure Letter” means the letter dated as of the date hereof delivered by Seller to Buyer contemporaneously with the delivery of this Agreement.

“Shares” means, collectively, all of the issued and outstanding shares of common stock of the Company.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including income, gross receipts, franchise, estimated, alternative minimum,

add on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, environmental or windfall profits, customs, duties, real property, personal property, escheat, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and any Liability for taxes as a transferee or successor, by contract or otherwise, together with any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement and all other agreements and documents entered into in connection with transactions contemplated hereby.

Section 1.2. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa. The use of the term “ordinary course of business” shall in all cases herein mean “in the ordinary course of business consistent with past practice.” Reference to any Law means such Law as amended, modified or supplemented (including by succession of comparable successor statutes) and in effect from time to time and all rules and regulations promulgated thereunder.

ARTICLE II.

PURCHASE AND SALE

Section 2.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, convey, assign and transfer to Buyer, and Buyer agrees to purchase from Seller, the Shares, free and clear of any and all Liens.

Section 2.2. Purchase Price.

(a) The aggregate purchase price for the Shares shall be a dollar amount equal to (i) One Billion, Three Hundred Million Dollars ($1,300,000,000), plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, plus (iv) if the Closing shall not have occurred on or prior to January 1, 2011, an additional $200,000 for each day during the period commencing on January 2, 2011 and ending on the Closing Date, without interest, minus (v) the amount of Closing Date Funded Indebtedness and, minus (vi) the amount of any Company Expenses not paid by the Company prior to the Closing (the calculation resulting from (i) through (vi), the “Purchase Price”), where:

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Reference Amount or (ii) the amount by which Net Working Capital is less than the Reference Amount; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number;

“Net Working Capital” means, as of the open of business on the Closing Date (i) the Adjusted Current Assets (as such term is defined in Section 2.2 of the Company Disclosure Letter), minus (ii) the Adjusted Current Liabilities (as such term is defined in Section 2.2 of the Company Disclosure Letter), with each line item thereof calculated (A) in accordance with GAAP to the extent consistent with the methods, policies, practices, procedures, judgments and methodologies set forth on Section 1.1 of the Company Disclosure Letter; (B) except as set forth on Section 1.1 of the Company Disclosure Letter, not taking into account any changes in circumstances or events occurring after the opening of business on the Closing Date; and (C) not including any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement (the principles set forth in clauses (A) through (C), the “Accounting Principles”);

“Reference Amount” means $186,000,000;

“Cash and Cash Equivalents” means all cash and cash equivalents held by the Company as of the open of business on the Closing Date, determined in accordance with GAAP in effect on the Closing Date; for the avoidance of doubt, (i) Cash and Cash Equivalents shall be calculated net of issued (i.e., checks mailed or, if payment is made electronically, the effective date of such payment has occurred) but uncleared checks and drafts, and (ii) Cash shall include checks, drafts, money orders and any other instruments which are immediately convertible to cash received by the Company as of the open of business on the Closing Date but not yet deposited;

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the open of business on the Closing Date, and “Funded Indebtedness” means, as of any time, without duplication, the following obligations (whether or not then due and payable), to the extent they are of the Company or guaranteed directly or indirectly, jointly or severally, in any manner by the Company, including through the grant of a security interest upon any assets of the Company: (a) the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated herein) arising under any obligations of the Company in respect of indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security (whether or not convertible), including accrued but unpaid interest thereon, (c) all obligations to pay the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding any trade payables incurred in the ordinary course of business specifically set forth as a Liability in the calculation of Net Working Capital, (d) letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of the Company, guarantees, or similar credit transactions, (e) obligations under leases required in accordance with GAAP to be recorded as capital leases, (f) all negative balances in bank accounts and all overdrafts, (g) all obligations arising out of any swap, option, derivative, hedging or similar arrangement, (h) all underfunded or unfunded Liabilities with respect to the Company’s nonqualified deferred compensation plan and the amount of any shortfall in payments to unions for pension plan and medical plan contributions, (i) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if all Funded Indebtedness referred to in clauses (a) through (g) above were prepaid (or, in the case of any swap, option, derivative, hedging or similar arrangement, unwound and fully settled) in full at such time and (j) to the extent any item of such Funded Indebtedness referred to in clauses (a) through (i) cannot be repaid on such time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such Funded Indebtedness that occurs between such time and the earliest time that repayment may occur (e.g., if notice were delivered on such time) (it being understood that any amount included in Adjusted Current Liabilities shall not also be included in Closing Date Funded Indebtedness); and

“Company Expenses” means (i) the fees and expenses payable by the Company or any of its Affiliates to the Advisor, Fossi & Jewell, Dechert LLP or any other counsel, financial advisor, accountant or other financial firm in connection with the transactions contemplated by this Agreement (including the preparation, negotiation and execution of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby) or in connection with the preparation or negotiation of any other agreement for other potential or proposed purchasers of the Company, plus (ii) 60% of the aggregate amount of all retention payments to current directors, officers, and employees payable after the Closing Date pursuant to the Contracts listed in Section 2.2(a) of the Company Disclosure Letter by the Company in connection with the consummation of the transactions contemplated hereby but only to the extent that the Company would realize a deduction for such payments for U.S. federal income tax purposes pursuant to Section 162 of the Code for the Tax period beginning after the Closing Date during which such payments are made and plus (iii) 100% of the aggregate amount of all sale, retention or similar bonus or change of control or other payments to current directors, officers, and employees payable on or after the Closing Date by the Company in connection with the consummation of the transactions contemplated hereby other than retention payments described in clause (ii), in all cases to the extent unpaid at or immediately prior to Closing (it being understood that any amount included in Adjusted Current Liabilities or Closing Date Funded Indebtedness shall not also be included in Company Expenses).

(b) Estimated Purchase Price; Payments. No earlier than ten Business Days and no later than five Business Days prior to the Closing, the Company shall deliver to Buyer a statement, which statement shall set forth a detailed calculation of the Purchase Price, including reasonable supporting detail and a detailed calculation of the Net Working Capital Adjustment, Cash and Cash Equivalents, Closing Date Funded Indebtedness and Company Expenses (the “Estimated Purchase Price Statement”), which statement shall be prepared in good faith in accordance with the Accounting Principles and include the line items specified in Section 2.2 of the Company Disclosure Letter. Such estimate of the Purchase Price (the “Estimated Purchase Price”) shall be a good faith estimate of the Purchase Price, as determined by the Company based upon, among other things, the Company’s most recent financial statements as of the date of such estimate while taking into account changes in the Company’s financial position since the date of such financial statements. In connection with determining the Estimated Purchase Price, the Company shall (i) estimate the amount of the Net Working Capital Adjustment, (ii) estimate the amount of Cash and Cash Equivalents, (iii) estimate the amount of Closing Date Funded Indebtedness, and (iv) estimate the Company Expenses. The Estimated Purchase Price shall be subject to the review of Buyer, and Buyer and the Company shall cooperate and negotiate in good faith to resolve any dispute regarding the Estimated Purchase Price prior to the Closing (the results of any such resolution to be reflected on a new Estimated Purchase Price Statement, which shall be considered the Purchase Price Statement for all further purposes), it being understood and agreed that any failure of Buyer to dispute any item or aspect of the Estimated Purchase Price Statement shall not preclude Buyer from exercising any other rights with respect to any or all aspects of any adjustments under this Agreement. If, prior to the Closing, Seller and Buyer are unable to resolve any dispute regarding the Net Working Capital Adjustment prior to the Closing, then the Net Working Capital Adjustment will be deemed to be, for purposes of the Estimated Purchase Price Statement and the Closing, the average of (x) the Net Working Capital Adjustment in the Estimated Purchase Price Statement and (y) the Net Working Capital Adjustment proposed by Buyer. If, prior to the Closing, Seller and Buyer are unable to resolve any dispute regarding any item of the Estimated Purchase Price with respect to Cash and Cash Equivalents, Closing Date Funded Indebtedness or Company Expenses, then the estimate for such unresolved disputed item shall be the estimate provided by the Company in the Estimated Purchase Price Statement.

On the Closing Date, Buyer shall pay the Estimated Purchase Price as follows:

(i) an amount of cash equal to Forty Million Dollars ($40,000,000) (such amount the “Escrow Amount” and such cash the “Escrow Funds”) shall be paid to the Escrow Agent and the Escrow Agent shall deposit such amount into an interest-bearing escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (x) shall be entered into on the Closing Date among Buyer, Seller and an escrow agent to be mutually agreed upon between Buyer and Seller and (y) shall be substantially in the form of Exhibit A attached hereto; and

(ii) an amount equal to the Estimated Purchase Price minus the Escrow Amount shall be paid to Seller by wire transfer of immediately available funds to an account or accounts specified by Seller in writing to Buyer no later than five (5) Business Days prior to the Closing.

(c) Determination of the Final Purchase Price.

(i) No later than 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Proposed Final Purchase Price Statement”) consisting of (x) a balance sheet of the Company as of the Closing Date but without giving effect to the Closing, prepared in good faith in accordance with the Accounting Principles and include the line items specified in Section 2.2 of the Company Disclosure Letter (the “Closing Balance Sheet”) and (y) a proposed calculation in reasonable detail of the Purchase Price (the “Proposed Final Purchase Price”).

(ii) If Seller does not give written notice of dispute (a “Purchase Price Dispute Notice”) to Buyer within 30 days after receiving the Proposed Final Purchase Price Statement, the parties hereto agree that the Proposed Final Purchase Price Statement shall become final, binding and conclusive upon the parties. If Seller gives a Purchase Price Dispute Notice to Buyer (the items and amounts in dispute, the “Disputed Purchase Price Items”) within such 30-day period, Seller and Buyer shall use reasonable efforts to resolve the Disputed Purchase Price Items during the 30-day period commencing on the date Buyer receives such Purchase Price Dispute Notice from Seller. If the parties reach agreement with respect to any Disputed Purchase Price Items within such 30-day period, Buyer shall revise the Proposed Final Purchase Price Statement to reflect such agreement. If Seller and Buyer do not obtain a final written resolution of all Disputed Purchase Price Items within such 30-day period, then the unresolved Disputed Purchase Price Items (the “Unresolved Purchase Price Items”) shall be submitted immediately to an office of PricewaterhouseCoopers LLP that is not in New York or Ohio but in a city in which PricewaterhouseCoopers LLP has a substantial presence (the “Accounting Firm”). The Accounting Firm shall be required to render a determination regarding the Unresolved Purchase Price Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon Seller, Buyer and the Company absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(iii) The Accounting Firm shall be required to make a determination with respect only to the Unresolved Purchase Price Items, and in a manner consistent with this Section 2.2 and Accounting Principles, and in no event shall the Accounting Firm’s determination of Unresolved Purchase Price Items be for an amount outside the range of the parties’ disagreement. Each party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Purchase Price Items as the Accounting Firm may request.

(iv) Buyer shall revise the Proposed Final Purchase Price Statement to reflect the determination of the Accounting Firm pursuant to this Section 2.2(c). The “Final Purchase Price” means the Proposed Final Purchase Price as revised pursuant to this Section 2.2(c).

(v) The fees and expenses of the Accounting Firm shall be borne in the same proportion as the aggregate dollar amount of the Unresolved Purchase Price Items that are unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Purchase Price Items submitted to the Accounting Firm.

(vi) Until the Final Purchase Price is determined, each of Seller, Buyer and the Company shall cooperate with, and, to the extent reasonably requested, make their working papers, books, records and employees available to and otherwise assist each other party and its accountants and other representatives at reasonable times as reasonably necessary for such other party’s review of, and the resolution of any objections with respect to, the Proposed Final Purchase Price Statement.

(d) Post-Closing Final Purchase Price Payment. No later than three Business Days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.2(c):

(i) if the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay or cause to be paid to Seller the amount by which the Final Purchase Price exceeds the Estimated Purchase Price by wire transfer of immediately available funds; or

(ii) if the Estimated Purchase Price exceeds the Final Purchase Price, then Seller shall cause to be paid to Buyer an amount equal to the amount by which the Estimated Purchase Price exceeds the Final Purchase Price by wire transfer of immediately available funds.

(e) Interest, etc. Any amount payable pursuant to subclause (i) or subclause (ii) of Section 2.2(d) shall be increased by interest on such amount, compounded daily, at a rate of 9% per annum from the Closing Date to and including the date of payment based on a 365 day year, with the amount of any interest also payable on the same date as the underlying amount pursuant to such subclause (i) or subclause (ii).

Section 2.3. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036-6797, (a) (i) if the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the fulfillment or waiver of such conditions at the Closing) are satisfied or waived prior to December 31, 2010, the earlier of December 31, 2010 and three Business Days after the satisfaction or waiver of such conditions; and (ii) if such conditions are satisfied or waived on or after December 31, 2010, on the first Business Day after such conditions are satisfied or waived; provided, however, that in the case of subclause (ii), Buyer, in its sole discretion, may designate an alternate date for the Closing no later than the fifteenth Business Day after the satisfaction or waiver of such conditions or (b) on such date and time as Seller and Buyer shall mutually agree. The time and date of the Closing is herein called the “Closing Date.”

Section 2.4. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to any Seller or any other Person such amounts as are required to be withheld or deducted under the Code, or any provision of applicable Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller or such other Person in respect of which such deduction and withholding were made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and Seller hereby jointly and severally represent and warrant to Buyer as follows:

Section 3.1. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate power and authority necessary to own, lease or operate its property and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The Company has previously provided or made available to Buyer true and complete copies of (i) its Certificate of Incorporation and all amendments thereto or restatements thereof and (ii) its bylaws as currently in effect.

Section 3.2. Authorization. The Company has the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by the Company in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action (including any required shareholder approvals), and no other corporate or stockholder action on the part of the Company or its stockholder is necessary to authorize the execution, delivery and performance by the Company of this Agreement and each other Transaction Document and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which the Company is a party has been duly authorized, executed and delivered by the Company and, assuming that this Agreement and each other Transaction Document to which the Company is a party has been duly and validly authorized, executed and delivered by Buyer (if Buyer is a party to such Transaction Document), constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 3.3. Non-contravention. Except as set forth in Section 3.3 of the Company Disclosure Letter, neither the execution and delivery of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby or thereby nor the fulfillment of and the performance by the Company of its obligations hereunder or thereunder will (i) contravene any provision contained in the Company’s Certificate of Incorporation or bylaws, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any Contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, Permit or other instrument or written obligation or (B) assuming satisfaction of the requirements set forth in Section 3.4 below, any judgment, order, decree, statute, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company is a party or by which it is bound or to which any of its assets or properties are subject, or (iii) result in the acceleration of or the creation of a Lien upon, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any Contract of the Company, which in the case of clauses (ii) and (iii) above, would have a Material Adverse Effect.

Section 3.4. Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby by the Company, except for (i) filings, permits, authorizations, consents and approvals required under, and other applicable requirements of, the HSR Act, (ii) any filings and approvals set forth in Section 3.4 of the Company Disclosure

Letter, and (iii) those the failure of which to make or obtain would not have a Material Adverse Effect.

Section 3.5. Capitalization; Subsidiaries.

(a) The Company’s authorized capital stock consists solely of the Shares, which are composed of 1,500 authorized shares of common stock, par value $100.00 per share, 310 shares of which are presently issued and outstanding. The Company does not have (i) any shares of common stock reserved for issuance or (ii) any outstanding or authorized option or warrant relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. There are no (A) outstanding obligations of the Company or Seller to purchase, repurchase, redeem or otherwise acquire any capital stock of the Company or (B) voting trusts, proxies or other agreements among the Company’s stockholders, or other Contracts with respect to the voting or transfer of the Company’s capital stock or (C) outstanding obligations of the Company or Seller to make any payment based on the value of any equity interest in the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are non-assessable and were not issued in violation of any preemptive rights. Other than loans by the Company to customers in the ordinary course of business consistent with past practice, the Company has no obligations to provide financing or extend credit to or make any investment in any Person.

(b) Except as set forth on Section 3.5(b) of the Company Disclosure Letter the Company does not have any Subsidiaries, and does not own any equity interests of any other Person.

Section 3.6. Financial Statements; Undisclosed Liabilities.

(a) Section 3.6(a)(i) of the Company Disclosure Letter sets forth (i) an audited balance sheet of the Company as of December 31, 2009, December 31, 2008 and December 31, 2007 and the related audited statements of earnings, shareholder’s equity and comprehensive income, and cash flows of the Company for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, together with certain notes thereto (the “Audited Financial Statements”), which Audited Financial Statements are accompanied by the unqualified opinion of KPMG LLP (the “Auditor”) and (ii) an unaudited balance sheet of the Company as of September 30, 2010 and the related unaudited statement of earnings of the Company for the nine-month period then ended (the financial statements described in this clause (ii), the “Unaudited Financial Statements”), and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as of the respective dates or for the respective periods set forth therein, all in conformity in all material respects with GAAP consistently applied during the periods involved, except, in the case of the Audited Financial Statements, as stated in the notes thereto, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments, including the normal year-end adjustments set forth on Section 3.6(a)(ii) of the Company Disclosure Letter.

(b) The Company does not have any Liabilities of a nature required by GAAP to be reflected in a balance sheet, except (i) Liabilities that are accrued or reserved against in the Financial Statements (or the notes thereto), (ii) Liabilities which have arisen since September 30, 2010 that were incurred in the ordinary course of business, (iii) Liabilities disclosed in Section 3.6(b) of the Company Disclosure Letter, (iv) Liabilities expressly contemplated to be incurred by this Agreement, or (v) Liabilities which would not have a Material Adverse Effect.

(c) The Financial Statements were prepared from the books and records of the Company. Except as set forth on Section 3.6(b) of the Company Disclosure Letter, the Company maintains accurate books and records which fairly reflect in all material respects all transactions relating to the Company.

(d) The Unaudited Financial Statements were prepared in accordance with the Accounting Principles.

Section 3.7. Absence of Certain Developments. Except as set forth in Section 3.7 of the Company Disclosure Letter, since December 31, 2009 until the date hereof, (i) there has not been any Material Adverse Effect, (ii) the Company has conducted its business in the ordinary and usual course consistent with past practices and (iii) there has not occurred any action or event that, had it occurred after the date of this Agreement, would have required the consent of Buyer under any of Sections 6.2(b), (c), (d), (g), (h), (j), (k) or (m).

Section 3.8. Governmental Authorizations; Licenses; Etc.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Letter, the Company and its business is, and has been since January 1, 2007, in compliance in all material respects with all applicable Laws (including Healthcare Laws and Information Laws) and Permits. Except as set forth in Section 3.8(a) of the Company Disclosure Letter, the Company and its representatives own, hold, possess and lawfully use all material Permits, licenses, approvals, certificates and other authorizations, and have made all material notifications, registrations, certifications and filings with all Governmental Authorities, necessary for the operation of its business. Since January 1, 2007, no written notice has been received by Seller or the Company claiming any material violation of any Law (including any Healthcare Laws or Information Laws) or Permit.

(b) Section 3.8(b) of the Company Disclosure Letter sets forth an accurate and complete list of all material Permits necessary for the operation of the business of the Company. All Permits necessary for the operation of the business of the Company are in full force and effect, and, to the Knowledge of the Company, all material Permits will be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. There has been no material default on the part of Seller or the Company with respect to, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a material breach of, impose any condition to the issuance, maintenance, renewal and/or continuance of any Permit necessary for the operation of the business of the Company or result in any other impairment of the material rights of the holder thereof. Except as set forth on Section 3.8(b) of the Company Disclosure Letter, neither Seller nor the Company has made an assignment of the rights of any such Permits to any third party, and such Permits are free and clear of all Liens. There has been no decision by the Company not to renew any material Permit relating to the business of the Company.

(c) The Company has properly documented, reported and disclosed to its customers and Governmental Authorities, as applicable, all material manufacturer remuneration, including material “discounts” or reductions in price (as defined in 42 U.S.C. § 1320a-7b(b)(3)(A)) and material administrative fees, as required by any contractual requirements of manufacturers and health plans and is otherwise in compliance in all material respects with contractual requirements of manufacturers and health plans regarding such discounts, reductions in price and administrative fees.

(d) The Company has operated a Suspicious Order Monitoring System (SOM) that meets in all material respects all requirements of the U.S. Drug Enforcement Administration.

(e) The Company has followed in all material respects all U.S. Drug Enforcement Administration security, inventory and loss reporting requirements as defined by 21 C.F.R. Part 1300, including making timely notification of and reporting all thefts and significant losses; maintenance of controlled substance inventories; and maintenance of adequate security and access controls for controlled substance storage areas.

(f) Except as set forth on Section 3.8(f) of the Company Disclosure Letter, none of the pharmaceutical drug inventory (i.e., drugs subject to Section 503(b) of the Federal Food, Drug and Cosmetic Act) of the Company has been purchased since January 1, 2005 from any vendor other than the manufacturer thereof. The documentation of the Company confirms that such pharmaceutical products have been acquired directly from the original manufacturer and such documentation is true and accurate in all material respects. None of the inventories are “self-manufactured” by the Company. The Company is not in possession of any inventory not owned by the Company, including goods already sold. Except as set forth on Section 3.8(f) of the Company Disclosure Letter, the Company has not sold any pharmaceutical drugs to any Person other than to licensed pharmacies.

Section 3.9. Litigation. Except as set forth in Section 3.9 of the Company Disclosure Letter, there are no judgments, decrees, determinations, awards, writs, stipulations, Proceedings, injunctions, settlements or orders by or before any Governmental Authority (each, an “Order”) in effect, pending or, to Seller’s or the Company’s Knowledge, threatened against Seller or the Company (i) relating to the Company or its business or properties that, individually or in the aggregate, is or would reasonably be expected to be material to the Company or (ii) seeking to enjoin the transactions contemplated hereby. Neither Seller nor the Company is as of the date hereof a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.10. Taxes.

(a) Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company has duly and timely filed all material Tax Returns required to be filed (taking into account valid extensions) by or with respect to it, all such Tax Returns have been prepared in material compliance with all applicable Laws and regulations and are true, correct and complete in all material respects. Except as set forth in Section 3.10 of the Company Disclosure Letter, all Taxes owed by the Company that are shown as due on any Tax Return and all other material Taxes owed by or with respect to the Company under applicable Laws or otherwise have been timely paid.

(b) Except as set forth in Section 3.10 of the Company Disclosure Letter: (i) the Company is not currently the subject of, and has not received any written notice of, an audit, examination, claim, dispute or other Proceeding with respect to Taxes (“Tax Proceeding”) and no unresolved issue has been raised in written notice to the Company by any Governmental Authority for which the Company could be held liable; (ii) the Company has not waived or been requested to waive any statute of limitations affecting any Tax Liability and the Company has not consented or been requested to extend the time, and is not the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority; (iii) no “closing agreements” described in Section 7121 of the Code (or any comparable provision of state, local or foreign Tax Law) have been entered into by or with respect to the Company and no Tax ruling has been requested or received by or with respect to the Company; (iv) the Company has complied in all material respects with all Laws relating to the payment and withholding of Taxes, including with respect to payments made to employees, independent contactors, shareholders or other Persons, and all Persons classified by the Company as independent contractors are correctly classified for Tax purposes and Tax reporting; (v) the Company is not and has not been a party to any Tax sharing, allocation, indemnity or similar agreement; (vi) the Company has never been a member of an affiliated, combined, consolidated or unitary Tax group and does not own stock or equity interests, for tax purposes or otherwise, in any corporation, partnership or other entity; (vii) the Company is not, nor has it ever been, (A) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or (B) a person other than a “United States person” within the meaning of Section 7701(a)(30) of the Code; (viii) the Company will not be required (as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Tax Law), any installment sale, any disposition reported as an open transaction or any prepaid amount received on or prior to the Closing Date) to include any material item of income or exclude any material item of deduction from any Tax period ending on or after the Closing Date; (ix) the Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); and (x) the Company has filed all Tax Returns in a manner consistent with the Past Practice Requirement in all material respects. No consent or election has been made to have the provisions of former Section 341(f) of the Code apply to the Company.

(c) The Company (and any predecessor of the Company) (i) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any similar provision of state or local Tax Law) at all times since the dates shown on Section 3.10(c)(i) of the Company Disclosure Letter for each jurisdiction listed thereon, (ii) has or had a tax nexus with each jurisdiction listed on Section 3.10(c)(ii) of the Company Disclosure Letter for which it is not or has not been a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code (and any similar provision of state or local Tax Law) and (iii) does not have, and has not received written notice or inquiry of any Tax Proceeding with respect to, a tax nexus with any jurisdiction not listed on either Section 3.10(c)(i) or Section 3.10(c)(ii) of the Company Disclosure Letter, and the Company will be an S corporation within the meaning of Section 1361 of the Code (and any similar provision of state or local Tax Law)

up to and including (or, if the Section 338(h)(10) Election is not made, the day before) the Closing Date in each such jurisdiction listed on Section 3.10(c)(i) of the Company Disclosure Letter. The Company is not, has not been and will not be (including in connection with any deemed sale of the Company’s assets if the Section 338(h)(10) Election is made) liable for any Tax under Sections 1374(a) or 1375(a) of the Code (or any similar provision of state or local Tax Law). The Company has not, in the past ten years, acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor. The Company has made available to Buyer complete and accurate copies of all U.S. federal income Tax Returns filed by the Company in the past three years.

Section 3.11. Environmental Matters.

(a) Except as set forth in Section 3.11(a) of the Company Disclosure Letter, the Company is in compliance with all Environmental Laws, except for any failures to so comply as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.11(a) of the Company Disclosure Letter, the Company has all Environmental Permits necessary for the operation of its business as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter, there are no Proceedings or Orders in effect, pending or, to Seller’s or the Company’s Knowledge, threatened against or applicable to Seller or the Company with respect to environmental matters which would reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Letter, since January 1, 2007, neither Seller nor the Company has received any written notice from any Governmental Authority or other third parties regarding any material actual or alleged violation of any Environmental Laws, or any material Liabilities or potential Liabilities for personal injury, property damage or investigatory, corrective or remedial obligations arising under Environmental Laws.

(d) Except as set forth in Section 3.11(d) of the Company Disclosure Letter, the Company has not disposed of or released any Hazardous Substance on the Leased Property so as to give rise to any Liabilities for investigatory, corrective or remedial obligations arising under any Environmental Laws which would reasonably be expected to be material to the Company.

(e) The representations and warranties in this Section 3.11, and in Section 3.6 and Section 3.7 to the extent they apply to non-compliance with Environmental Laws, are the exclusive representations and warranties concerning environmental matters, compliance with or liability under Environmental Laws or Environmental Permits.

Section 3.12. Employee Matters.

(a) Except as set forth in Section 3.12 of the Company Disclosure Letter, (i) the Company has not entered into any collective bargaining agreement with respect to the employees, (ii) there is no labor strike, work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company and during the past five years there has been no such action, (iii) to the Company’s

Knowledge, no union organizing campaign is in progress with respect to any of the employees, (iv) no union or other labor organization has filed a petition with the National Labor Relations Board seeking an election or certification as the exclusive collective bargaining representative of any employees of the Company and (v) there is no material unfair labor practice charge or complaint, or other material labor dispute, grievance or arbitration, pending or, to the Knowledge of the Company, threatened against the Company. The Company is in material compliance with all Laws relating to the hiring and retention of employees relating to wages, hours, labor, employment and employment practices, terms and conditions of employment, equal employment opportunity and collective bargaining agreements. Without limiting the generality of the foregoing, the Company has not engaged in any employee layoff activities within the last two years that violated the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local mass layoff statute, rule or regulation.

Section 3.13. Employee Benefit Plans. Except as set forth in Section 3.13 of the Company Disclosure Letter:

(a) Section 3.13(a) of the Company Disclosure Letter lists all Employee Benefit Plans and the Multiemployer Plans to which the Company contributes, as well as any Multiemployer Plans to which the Company has contributed at any time during the past six years.

(b) No Employee Benefit Plan is subject to Title IV of ERISA. No Employee Benefit Plan provides health or other welfare benefits to former employees of the Company other than (i) as required by COBRA or other applicable law or (ii) disability-related welfare benefits under pension plans.

(c) Each Employee Benefit Plan is and has been maintained and administered in compliance in all material respects with the terms of such plan and the applicable requirements of ERISA, the Code and any other applicable Law. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified, that has not been revoked, and there are no existing circumstances that could adversely affect the tax-qualified status of any such plan.

(d) All contributions to, and payments from, any Employee Benefit Plan which may have been required in accordance with the terms of such Employee Benefit Plan and, when applicable, Section 302 of ERISA or Sections 412 and/or 430 of the Code, have been timely made. No asset of the Company, and no asset of any ERISA Affiliate which is to be acquired by Buyer pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29) or 412(n), ERISA Section 302(f) or 4068 or arising out of any action filed under ERISA Section 4301(b).

(e) Neither the Company nor any ERISA Affiliate has incurred any material Liability to the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to any Employee Benefit Plan subject to Title IV of ERISA, other than for the payment of premiums, all of which have been paid when due that could result in any Liability to the Company. No

Employee Benefit Plan or any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA of any ERISA Affiliate (an “ERISA Affiliate Plan”) has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code. The PBGC has not instituted Proceedings to terminate any Employee Benefit Plan or any employee benefit plan sponsored by an ERISA Affiliate or to appoint a trustee or administrator of any such Employee Benefit Plan, and no circumstances exist that constitute grounds under Title IV of ERISA for any such Proceeding. For each year beginning on or after January 1, 2008, the Company has made contributions to each Employee Benefit Plan and each ERISA Affiliate has made contributions to its respective ERISA Affiliate Plans, which in each case is subject to Section 412 of the Code that is not less than the minimum required contribution under Section 430 of the Code. Neither the Company nor any of its ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to, any Multiple Employer Plan. With respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) such plan is not currently, and is not reasonably expected to be, in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) an election has not been made under Section 430(c)(D) of the Code or Section 303(c)(D) of ERISA; (iii) a copy of the most recent Certification of AFTAP has been delivered or made available to Buyer; (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; and (v) all premiums to the PBGC have been timely paid in full.

(f) All required contributions and withdrawal Liability payments that the Company or any ERISA Affiliate have been obligated to make to any Multiemployer Plan have been duly and timely made. Any withdrawal Liability incurred with respect to any Multiemployer Plan has been fully paid as of the date hereof. The Company has made available to Buyer all material information in its possession with respect to the funding and compliance status of all Multiemployer Plans.

(g) The Company and the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(h) None of the Company, or, to the Company’s Knowledge, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(i) With respect to each Employee Benefit Plan, the Company has made available to Buyer true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, as well as any other material employee communications, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements and/or actuarial reports and (iv) the most recent Internal Revenue Service determination letter.

(j) Except as disclosed in Section 3.13(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, it being understood that this parenthetical does not apply under circumstances where the terms of the underlying arrangement are unaffected by such execution and delivery or by such consummation) result in, cause the accelerated vesting, funding or delivery of, or increase the amount of, any payment or benefit to any employee, officer or director of the Company, or result in any limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code because Section 280G of the Code does not apply in connection with such transactions as a result of application of Section 280G(b)(5)(A)(i) of the Code.

(k) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted in respect of the Employee Benefit Plans that could reasonably be expected to result in any material Liability of the Company or any of its ERISA Affiliates to the PBGC, the Department of Treasury, the Department of Labor, any Employee Benefit Plan, any participant in any such Employee Benefit Plan, or any other party.

(l) Other than as set forth on Section 3.13(l) of the Company Disclosure Letter and other than instances of non-compliance that are not material, each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been operated in accordance with and is in documentary compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

Section 3.14. Intellectual Property Rights. Except as set forth on Section 3.14 of the Company Disclosure Letter:

(a) Section 3.14 of the Company Disclosure Letter contains a complete and correct list of all material Software owned by the Company and all registered Company Intellectual Property Rights, specifying as to each such item, as applicable, the name of the registered owner, jurisdiction of application and/or registration, application and/or registration number and date of application or registration.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company Intellectual Property Rights (other than Software) identified on Section 3.14 of the Company Disclosure Letter are validly registered, held and/or recorded in the name of the Company, not subject, to the Company’s Knowledge, to any pending cancellation or reexamination proceeding and the Company Intellectual Property Rights are owned exclusively by the Company free and clear of any Liens (other than Permitted Liens and licenses granted to third parties).

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company Intellectual Property, products and services and/or the business of the Company as currently conducted do not infringe or misappropriate or otherwise violate the Intellectual Property Rights of any third party. There is no Proceeding pending, or, to the Knowledge of the Company, threatened against the Company, and in the last three years no third party has asserted any claim in writing against the Company (x) challenging or seeking to deny or restrict in any material respect the rights of the Company in any Company Intellectual Property Right, or (y) alleging that the Company or any employee or independent contractor or agent of the Company has infringed, misappropriated or otherwise violated in any material respect any Intellectual Property Right of any third party.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company has taken commercially reasonable steps to protect and maintain all Company Intellectual Property Rights and to preserve the confidentiality of any Trade Secrets comprised in the Company Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, to the Knowledge of the Company no third party is infringing on or otherwise violating any Company Intellectual Property Right. Since January 1, 2007, the Company has not sent any written notice to any Person alleging that such Person infringed or misappropriated any Company Intellectual Property Right.

(e) None of the material Company Intellectual Property Rights constitutes, incorporates, integrates, bundles or uses open source, or freeware software code or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, source code of any Company Intellectual Property or purports to restrict the Company’s ability to charge for distribution or use of Software.

Section 3.15. Material Contracts. Section 3.15 of the Company Disclosure Letter sets forth all Contracts (except for purchase or service orders executed in the normal course of business) to which, as of the date hereof, the Company is a party or it or any of its assets or properties is otherwise bound or that otherwise relates to the business of the Company, of the type described below (the “Material Contracts”):

(a) all Contracts for the purchase or lease by the Company of delivery vehicles, machinery, hardware, equipment or other personal property for use in the Company’s business, involving amounts in excess of $250,000 per annum;

(b)(i) all employment agreements and (ii) all consulting or severance agreements with any director, officer or employee or third party, or Contracts (excluding Employee Benefit Plans) involving any Liability of the Company in respect of any payment to any employee or consultant of the Company or Seller other than for compensation to such Person in the ordinary course of business, in the case of subclause (ii), to the extent involving annual payments in excess of $150,000 and not terminable at-will;

(c) all material license, royalty or other agreements relating to (i) any of the Company Intellectual Property Rights owned by the Company and (ii) any Intellectual Property Rights licensed to the Company (other than a shrink wrap or similar license for generally available Software for an annual license fee of no more than $250,000);

(d) all Contracts prohibiting the Company or any of its Affiliates from freely engaging in any line of business, competing with any Person in any area, or hiring or soliciting any group of employees or customers;

(e) all mortgages, indentures, notes, bonds or other agreements relating to indebtedness incurred or provided by the Company in an amount in excess of $1,000,000;

(f) all partnership, limited liability company, joint venture or similar agreements relating to the Company;

(g) all written customer Contracts of the Company involving amounts in excess of $2,500,000 per annum;

(h) any Contract that has as a counterparty any Governmental Authority;

(i) any Contract containing outstanding obligations relating to the settlement of any Proceeding;

(j) any Contract that binds any party to any exclusive business arrangements, including arrangements in which the Company must use a provider or supplier exclusively;

(k) any Contract involving any material Liability of the Company in respect of any payment to any Person (other than any fees paid or owed to the Company’s legal, financial or other advisors, including the Advisor) in connection with the transactions contemplated hereby (and there are no representations, commitments, promises, communications or courses of conduct involving any such Liability other than the Contracts listed in Section 3.15(k) of the Company Disclosure Letter);

(l) other than Contracts for the sale of inventory in the ordinary course of business, any Contract (i) relating to the future disposition or acquisition of any material amount of assets and properties of the Company or (ii) used to effectuate a material acquisition, divestiture, merger or similar transaction that (x) has not been consummated or (y) has been consummated but contains representations, warranties, covenants, indemnities or other actual or contingent obligations that are still in effect;

(m) any other Contract that is material to the Company; and

(n) any commitment to do any of the foregoing described in clauses (a) through (m).

The Company has made available to Buyer accurate and complete copies of each Material Contract. Each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company and each other party thereto, enforceable against the Company and each such other party, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company and, to the Knowledge of the Company, each of the other parties thereto, are not in material default or material breach or have not failed to perform any material obligation under, any of such Material Contracts and no event has occurred and no circumstance exists which, with or without notice or lapse of time, or both, would constitute such a material default or material breach. Without limiting the generality of the foregoing, the performance by the Company of its obligations under any Material Contract does not breach any restrictive covenants or other restrictions binding on the Company set forth in any of the Material Contracts. There are no oral customer Contracts to which the Company is a party or by which it or any of its assets or properties is otherwise bound or that otherwise relates to the business of the Company, other than immaterial Contracts.

Section 3.16. Insurance. Section 3.16 of the Company Disclosure Letter contains an accurate and complete list of all policies of fire, liability, workers’ compensation, property, casualty and all other forms of insurance of the Company covering the Company or its employees, officers, directors, property or business which are in effect. The Company has previously provided to Buyer true and complete copies of all policies listed on Section 3.16 of the Company Disclosure Letter. All such policies are in full force and effect as of the date hereof and will continue in effect until the Closing (or if such policies are cancelled or lapse prior to Closing, replacements or renewals will be entered into in the ordinary course of business to the extent available on commercially reasonable terms; provided that any such replacements or renewals shall be terminable without material cost to the Company or Buyer at the Closing). No notice of cancellation or termination (other than ordinary course periodic reminders of the end of a term of a policy) has been received with respect to any such policy, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder. Such policies are in amounts which are customary, adequate and suitable in relation to the Company’s business, assets and Liabilities and all premiums to date have been paid in full. The Company is a “named insured” or an “insured” under such insurance policies. Except as set forth in Section 3.16 of the Company Disclosure Letter, the Company has not been refused any insurance, nor had its coverage be limited in any material respect, by any insurance carrier to which it has applied for insurance or with which it has carried insurance in the past five years. Section 3.16 of the Company Disclosure Letter also contains an accurate and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business, assets and Liabilities of the Company. In the last three years, the Company has maintained insurance coverage that is substantially similar to the coverage listed on Section 3.16 of the Company Disclosure Letter.

Section 3.17. Real Property.

(a) The Company does not own, and has not owned in the past 25 years, any real property.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth (whether as lessee or lessor) a complete and accurate list of all leases of real property (such real property, the “Leased Property”) to which the Company is a party or by which it is bound (each a “Material Lease” and collectively the “Material Leases”). Except as set forth in Section 3.17(b) of the Company Disclosure Letter, each Material Lease is valid and binding on the Company and, to the Company’s Knowledge, on the other parties thereto, and is in full force and effect. Except as set forth in Section 3.17(b) of the Company Disclosure Letter, the Company and, to the Company’s Knowledge, each of the other parties thereto, is not in default under each Material

Lease. Other than the Material Leases, none of the Leased Property is subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such Leased Property or any part thereof.

Section 3.18. Title to Assets. The Company has good and valid title to or, in the case of leased property, good and valid leasehold interests in, all of the assets and properties used or held for use in connection with, necessary for the conduct of, or otherwise material to, the business of the Company (including those reflected on the Recent Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the Recent Balance Sheet), free and clear of all Liens except for Permitted Liens and except as set forth in Section 3.18 of the Company Disclosure Letter.

Section 3.19. Related Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Letter, there is no Contract between the Company and any Related Party other than employment or benefit arrangements entered into in the ordinary course of business and disclosed to the Buyer prior to the date hereof, and none of the Related Parties owns any property or right, tangible or intangible, which is used by the Company.

Section 3.20. Brokers. Except for Peter J. Solomon Company, L.P. (the “Advisor”), no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company in connection with this Agreement or any other Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 3.21. Significant Customers. Section 3.21 of the Company Disclosure Letter lists the 10 largest customers of the Company on a blind basis based on aggregate gross sales in 2009 (the “Significant Customers”), and the approximate dollar amount of such aggregate gross sales during 2009. Except as set forth on Section 3.21 of the Company Disclosure Letter, since December 31, 2009, none of the Significant Customers has terminated its relationship with the Company, and none of the Significant Customers has notified Seller or the Company that it intends to terminate its relationship with the Company. Except as set forth on Section 3.21 of the Company Disclosure Letter, and other than any reductions resulting from the acquisition by a third party of a Significant Customer after the date hereof, since December 31, 2009, the Significant Customers have not, as a group, materially reduced their aggregate business with the Company nor has Seller or the Company been notified by a Significant Customer of its intention to reduce its business with the Company such that, together with any such notices received from other Significant Customers, there would be a material reduction in the aggregate business of the Significant Customers.

Section 3.22. NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT AND IN THE CERTIFICATES DELIVERED BY THE COMPANY AND SELLER PURSUANT TO SECTION 7.2 OF THIS AGREEMENT, THE COMPANY AND SELLER EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 4.1. Organization and Qualification. Seller is a trust duly organized and validly existing under the Laws of the State of New York and has all requisite power and authority necessary to own or lease its property and assets. Seller has previously provided or made available to Buyer true and complete copies of its trust instrument as currently in effect. Mr. Rahr is the grantor and sole trustee of Seller.

Section 4.2. Authorization. Seller has the power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Seller in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite action and no other action on the part of Seller or any other Person is necessary to authorize the execution, delivery and performance of this Agreement and each other Transaction Document by Seller and the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which Seller is a party has been duly authorized, executed and delivered by Seller and, assuming that this Agreement and each other Transaction Document to which Seller is a party has been duly and validly authorized, executed and delivered by Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 4.3. Non-contravention. Except as set forth in Section 4.3 of the Seller Disclosure Letter, neither the execution and delivery of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby or thereby nor the fulfillment of and the performance by Seller of its obligations hereunder or thereunder will (i) contravene any provision contained in Seller’s trust instrument, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any Contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, Permit or other instrument or written obligation or (B) any judgment, order, decree, statute, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which Seller is a party or by which it is bound or to which any of its assets or properties are subject, or (iii) result in the acceleration of or the creation of a Lien upon, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any Contract of Seller; except, in the case of clauses (ii) and (iii) above, where the conflict, violation, breach, acceleration, etc. would not reasonably be expected to impair or materially delay the ability of Seller to consummate the transactions contemplated by, or promptly perform its obligations under, this Agreement

Section 4.4. Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance by Seller of this Agreement or the other Transaction Documents or the consummation by Seller of the transactions contemplated hereby or thereby.

Section 4.5. Ownership of Shares. Seller is the sole holder of record and owns beneficially and legally all of the issued and outstanding Shares, and will deliver to Buyer at the Closing all such Shares, free and clear of any Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Neither Seller nor the Company is the subject of any bankruptcy, reorganization or similar Proceeding. Except for this Agreement, there are no outstanding Contracts between Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Shares, and Seller has no right to receive or acquire any Shares of the Company.

Section 4.6. Brokers and Finders. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Seller in connection with this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Seller:

Section 5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. Buyer has delivered or made available to the Company and Seller true and complete copies of its certificate of incorporation (and all amendments thereto) and bylaws (as currently in effect).

Section 5.2. Authorization. Buyer has the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Buyer in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action (including any required shareholder approvals) and no other corporate or stockholder action on the part of Buyer or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and each other Transaction Document by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document has been duly authorized, executed and delivered by Buyer and, assuming that this Agreement and each other Transaction Documents to which Buyer is a party has been duly and validly authorized, executed and delivered by the counterparties thereto constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

Section 5.3. Non-contravention. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby will not (i) contravene any provision contained in Buyer’s certificate of incorporation or bylaws, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (A) any Contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, Permit or other instrument or written obligation or (B) assuming satisfaction of the requirements set forth in Section 5.4 below, any judgment, order, decree, statute, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which Buyer is a party or by which it is bound or to which any of its assets or properties are subject, or (iii) result in the acceleration of or the creation of a Lien upon, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material Contract of Buyer; except, in the case of clauses (ii) and (iii) above, where the conflict, violation, breach, acceleration, etc. would not reasonably be expected to impair or materially delay the ability of Buyer to consummate the transactions contemplated by, or promptly perform its obligations under, this Agreement.

Section 5.4. No Consents. Except for (i) filings, Permits, authorizations, consents and approvals required under, and other applicable requirements of, the HSR Act and (ii) filings and approvals set forth in Section 5.4 of the Buyer Disclosure Letter, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance by Buyer of this Agreement or the other Transaction Documents or the consummation by Buyer of the transactions contemplated hereby or thereby, other than such notices, filings, authorizations, registrations, consents or approvals the failure to make or obtain would not reasonably be expected to impair or materially delay the ability of Buyer to consummate the transactions contemplated by, or promptly perform its obligations under, this Agreement.

Section 5.5. Litigation. Buyer is not a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 5.6. Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Buyer in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 5.7. Financial Ability. As of the Closing, Buyer will have immediately available funds or access to immediately available funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses of Buyer relating to the transactions contemplated by this Agreement.

Section 5.8. Acknowledgement by Buyer. Buyer acknowledges that none of the Company, Seller or their respective Affiliates, officers, directors, employees, agents or representatives (collectively, the “Company Parties”) are making any representations or warranties other than those set forth in Article III and Article IV or in the certificates delivered by the Company and Seller pursuant to Section 7.2, whether or not any such representations or warranties were made in writing or orally. Buyer acknowledges that no Company Party has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the transactions contemplated hereby except for the representations and warranties of the Company and Seller set forth in Article III and Article IV or in the certificates delivered by the Company and Seller pursuant to Section 7.2, and Buyer has not relied on any other representation, warranty or statement other than the representations and warranties set forth in Article III and Article IV and in the certificates delivered by the Company and Seller pursuant to Section 7.2.

ARTICLE VI.

COVENANTS AND AGREEMENTS

Section 6.1. Access and Information.

(a) From the date hereof until the Closing Date or termination of this Agreement, Buyer and Buyer’s representatives shall be entitled to reasonable access to the Company, during normal business hours and upon advance notice, including for post-Closing integration and transition planning, and the Company shall cooperate to the extent such access does not unreasonably interfere with the operations, activities and employees of the Company. The foregoing access rights shall not include the right to (i) take any invasive environmental samples that have not been approved by the Company in its sole discretion, (ii) have access to any information the disclosure of which is restricted by applicable Law (including competition or antitrust Law) or which could result in the waiver of attorney-client or work-product privilege, or (iii) have access to any customer lists other than access to customer lists on a blinded basis that are necessary for regulatory purposes. Buyer and its representatives and agents shall not contact or hold discussions with suppliers or customers of the Company regarding the Company in connection with the transactions contemplated by this Agreement without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and in such event only with the participation of the representatives of the Company. Buyer agrees to conduct any such discussions with reasonable discretion and sensitivity to the Company’s relationships with its suppliers, customers and employees. Seller and the Company will cooperate in good faith with Buyer in communications with customers with respect to this Agreement and the transactions contemplated hereby, including consulting in good faith with Buyer on communication plans, employee instructions with respect to any communications, and on the content of any notices or other communications issued by Seller, the Company or any of their respective employees or other representatives to a customer or group of customers.

(b) All information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Buyer (or its accountants, agents and representatives or Affiliates) shall be kept confidential by such Persons in accordance with the letter agreement dated September 15, 2010, by and between the Company and Buyer (the “Confidentiality Agreement”) and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement. If so requested by Seller or Buyer, Seller and Buyer shall enter into a customary joint defense agreement with respect to any information to be provided to Buyer pursuant to this Section 6.1. From and after the Closing, Seller and Mr. Rahr shall keep all competitively sensitive proprietary or confidential information relating to the Company confidential in accordance with customary confidentiality procedures (such as those contained in the Confidentiality Agreement), including any information made available to Seller or any of its Affiliates following the Closing.

(c) After the Closing, Buyer shall make available and shall cause the Company to make available to Seller and its accountants, agents and representatives any and all books, records, contracts and other information relating to Taxes of the Company as provided in Section 6.8(g). Buyer will cause the Company to hold all corporate minute books, audited financial statements and governmental filings of the Company (other than Tax Returns, Tax Returns being governed by Section 6.8(g)) and employee files in each case existing on the Closing and not destroy or dispose of any thereof until seven (7) years from the Closing or, subject to Section 6.8(g), such shorter time as is permitted under the document retention policies of Buyer.

Section 6.2. Conduct of Business by the Company. From the date hereof to the Closing, the Company will, except as otherwise required or provided herein or consented to in writing by Buyer, conduct its business only in the ordinary course consistent with past practice and in material compliance with applicable Law and use commercially reasonable efforts to preserve intact, consistent with past practices, its existing assets, business organizations and operations, keep available the services of its current officers and employees and preserve its present rights, Permits, franchises, goodwill and relationships with customers, suppliers, distributors, licensors, licensees, lessors and others having business dealings with it, in each case so that they will be preserved after the Closing. Without limiting the generality of the foregoing and of Section 6.1, from the date hereof to the Closing, each of Seller and the Company shall make available to Buyer and Buyer’s representatives, and provide Buyer and Buyer’s representatives with reasonable access to, the Company’s senior executives and sales force for purposes of discussing post-Closing terms of employment; provided that, to the extent that Buyer or Buyer’s representatives contacts any member of such sales force pursuant to the foregoing and this Agreement is thereafter terminated, then Buyer agrees that such member of the sales force shall be treated as a person who first became known to Buyer in connection with Buyer’s consideration of the Transaction for purposes of the non-solicitation and non-hire provision set forth in the Confidentiality Agreement. Prior to the Closing, Seller and the Company will use commercially reasonable efforts to cause each of the individuals listed on Section 6.2 of the Company Disclosure Letter to execute a non-competition agreement with the Company, in the form of the Confidentiality and Non-Competition Agreement customarily used by the Company. From the date hereof until the Closing Date, except as set forth in Section 6.2 of the Company Disclosure Letter, as expressly required by this Agreement or unless Buyer shall otherwise consent in writing, each of Seller and the Company shall:

(a) not amend its Certificate of Incorporation, bylaws or other organizational documents;

(b) not merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire the business of, any Person;

(c) not sell, transfer, lease or otherwise dispose of any assets other than in the ordinary course of business and consistent with past practice;

(d) maintain its books of account and records in a manner consistent with its past practice in all respects;

(e) not authorize for issuance, issue, sell or deliver, or agree or commit to issue, sell or deliver any capital stock or authorize for issuance, issue, sell or deliver, or agree or commit to issue, sell or deliver or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued capital stock, or its other securities, if any, or grant any stock appreciation or similar rights, or amend any of the terms of any such securities;

(f) not split, combine or reclassify any securities of the Company or redeem or otherwise acquire any securities of the Company;

(g) not make any material change in any method of accounting or accounting practice or policy other than those required after the date hereof by GAAP;

(h) except as may be required by Law or the terms of the Employee Benefit Plans or collective bargaining agreement as in effect on the date hereof, not (i) materially increase the compensation or benefits payable to any current or former officers, directors, employees, or other service providers of the Company (including any such increase pursuant to any employee benefit plan) or pay any amounts to any such individual not otherwise due (except for normal non-material increases in compensation in the ordinary cause of business consistent with past practice to employees who are not officers), (ii) enter into, adopt, amend or terminate any employee benefit plan, program, agreement or policy for the benefit or welfare of any such individual, (iii) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, (iv) provide any funding for any rabbi trust or similar arrangement or (v) hire, or terminate (other than for Cause) the employment of, any senior officer of the Company;

(i) not incur any Funded Indebtedness, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances other than loans to customers in the ordinary course of business relating to new pharmacies or renovations to existing pharmacies in amounts equal to or less than $1,300,000 individually and $15,000,000 in the aggregate; provided that any such loans to customers are not conversions of the Company’s past due accounts receivable with such customers in excess of $200,000 individually and $2,000,000 in the aggregate;

(j) not commit to make after the Closing any material capital expenditures;

(k) not enter into any settlement or release with respect to any Proceeding if such settlement or release would involve an amount greater than $500,000 individually and $2 million in the aggregate (other than with respect to any Proceeding in which the Company is the plaintiff or a member of the class of plaintiffs in a class action Proceeding) or if such settlement or release contemplates or involves any admission of wrongdoing or misconduct or provides for any relief or settlement other than the payment of money;

(l) other than in the ordinary course of business, not (i) enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or (ii) terminate, modify or amend, release, extend, waive any right under, assign or otherwise change any rights under, or discharge any other party thereunder of any of their obligations under, any Material Contract or any Contract described in clause (i);

(m) manage its working capital in the ordinary course of business and conduct its practices with respect to the writing and mailing of checks in the ordinary course of business consistent with past practice;

(n) not take, or fail to take, any action that is likely to impede or materially delay the consummation of the transactions contemplated by this Agreement or that is likely to adversely affect the review of the transaction by any Governmental Authority; or

(o) not authorize, agree or commit to do any of the foregoing referred to in clauses (a)-(n) of this Section 6.2.

Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control of its operations.

Section 6.3. Closing Documents. Subject to the terms and conditions set forth in this Agreement, the Company and Seller shall, prior to or at the Closing, execute and deliver, or cause to be executed and delivered to Buyer, the documents or instruments described in Section 7.2(c). Subject to the terms and conditions set forth in this Agreement, Buyer shall, prior to or at the Closing, execute and deliver, or cause to be executed and delivered, to the Company and Seller, the documents or instruments described in Section 7.3(b).

Section 6.4. Efforts; Further Assurances.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. At the request of Buyer, each of Seller and the Company shall cooperate with Buyer and use its reasonable best efforts to obtain each third-party consent and approval required under each of the Contracts required to be listed on Section 3.3 of the Company Disclosure Letter. Each of Seller, the Company and Buyer will use its reasonable best efforts to obtain consents of all Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement. All governmental filing fees incurred in connection with obtaining such consents, including the HSR Act filing fee, shall be borne by Buyer and treated in accordance with Section 10.4. Unless otherwise agreed to by the parties, each party hereto shall make an appropriate filing pursuant to the HSR Act within two Business Days of the date hereof and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limitation of the foregoing, the Company, Seller, Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or similar foreign antitrust or competition Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned, or delayed). Buyer shall (and shall cause its Affiliates to) offer to take (and if such offer is accepted, commit to take) all steps which they are reasonably capable of taking to avoid or eliminate impediments under any antitrust, competition or trade regulation Law that may be asserted by the FTC, the Antitrust Division or any other Governmental Authority or Person with respect to the transactions contemplated hereby so as to enable the Closing to occur as expeditiously as possible. Without limiting the foregoing, Buyer shall (and shall cause its Affiliates to) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or such Affiliates) or, effective as of the Closing, the Company, or otherwise offer to take (and take if the offer is accepted) any action which it is reasonably capable of taking in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding, which would otherwise have the effect of preventing the Closing. Notwithstanding anything in this Agreement to the contrary, in no event will Buyer be obligated to offer or agree to or accept any undertaking or condition, to enter into any consent decree, to make any divestiture of any interest in any real property, leasehold or intellectual property or to accept any operational restriction, or to offer or to take any other action, in each case, if, in the reasonable judgment of Buyer, such undertaking, condition, consent decree, divestiture, restriction or action would reasonably be expected to involve or have an impact on revenues of the combined business (or Buyer after giving effect to the transactions) in excess of $75 million, as measured in the revenues of those businesses in the twelve (12) months ending December 31, 2009. At the request of Buyer, Seller and the Company shall agree to divest, hold separate or otherwise commit to take any action that limits its freedom of action with respect to its ability to retain any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that such action shall be conditioned upon the consummation of the transactions contemplated by this Agreement. Each party shall (A) promptly notify the other party of any written or oral communication to that party from the FTC, the Antitrust Division or any other Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed communication to, including filings made with, any of the foregoing Governmental Authorities and incorporate the other party’s reasonable comments, (B) not agree to participate in any meeting or substantive discussion (including, without limitation, any discussion relating to any antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, Permits or Orders, and any agreement regarding the timing of the consummation of the transactions contemplated by this Agreement) with any Governmental Authority unless it consults with the other party and its representatives in advance and invites the other party’s representatives to attend, unless the Governmental Authority prohibits such attendance, (C) have the right to review in advance, and to the extent practicable each shall consult the other on and incorporate the reasonable comments to, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and (D) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their respective Affiliates on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement, except that any materials concerning one party’s valuation of the other party or the transactions contemplated by this Agreement, or any party’s material financial information, may be redacted.

(b) In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use reasonable best efforts to defend against such Proceeding and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c) Each party shall give prompt written notice to the other parties of the occurrence, or failure to occur, of any event which occurrence or failure will or will reasonably likely delay the Closing or result in the failure to satisfy any of the conditions specified in Article VII.

(d) At the request of Buyer, Seller shall take the actions specified in Section 6.4(d) of the Company Disclosure Letter in preparation for the Closing.

Section 6.5. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Seller, the Company and Buyer; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law. Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement.

Section 6.6. Employee Benefits.

(a) Buyer hereby agrees that, from and after the Closing Date, Buyer shall, or shall cause the Company or any applicable Affiliate of Buyer to, grant all employees of the Company credit under any employee benefit plan, program or arrangement established or maintained by Buyer, the Company or any Affiliate of Buyer in which any employee of the Company participates (the “Buyer Plans”) for any service with the Company earned prior to the Closing Date credited under a corresponding Employee Benefit Plan (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation accrual, provided that such credit shall not be provided (x) for purposes of benefit accrual under any defined benefit pension plans of Buyer and its Affiliates, not including any Employee Benefit Plan in effect prior to the Closing Date, (y) as would result in a duplication of benefits, or (z) with respect to newly established Buyer Plans that do not provide credit for past service to similarly situated employees of Buyer and its Affiliates. In addition, Buyer hereby agrees that Buyer shall cause (A) the Company to waive all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans to the extent waived or satisfied by an employee under a corresponding Employee Benefit Plan as of the Closing Date, and (B) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company during the applicable plan year to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable Buyer Plan (with respect to such year).

(b) For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, or shall cause the Company or an Affiliate of

Buyer to, provide all employees of the Company not covered by a collective bargaining agreement with (i) employee benefits that are not less favorable in the aggregate than the employee benefits provided to similarly situated employees of Buyer and its Subsidiaries and (ii) a level of compensation that is not less favorable in the aggregate than compensation provided to similarly situated employees of Buyer and its Subsidiaries, provided that in the case of either (i) or (ii), Buyer may satisfy its obligations under this Section 6.6(b) by providing employee benefits or compensation, as applicable, not less favorable than the employee benefits or compensation, as applicable, provided to such employees as of immediately prior to the Closing Date. With respect to employees of the Company covered by a collective bargaining agreement, Buyer shall, or shall cause the Company or an Affiliate of Buyer to, honor the terms of such agreement while in effect (including with respect to employee benefits thereunder), it being understood that the foregoing shall not be construed to limit or prohibit amendment or termination of any such agreement to the extent permitted by the terms thereof.

(c) Buyer hereby agrees to cause the Company from and after the Closing to continue to be bound by and comply with the terms of all written employment agreements and severance agreements and plans of the Company existing on the date hereof, including the Deferred Compensation Agreements set forth on Section 3.13(a) of the Company Disclosure Letter; provided that the foregoing shall not be construed to limit or prohibit amendment or termination of any such agreements or plans to the extent permitted by the terms thereof.

(d) Buyer hereby agrees to cause the Company from and after the Closing to continue to be bound by and comply with the terms of all collective bargaining agreements to which the Company is a party as of the date hereof, provided that the foregoing shall not be construed to limit or prohibit amendment or termination of any such agreement to the extent permitted by the terms thereof.

(e) Without limiting the generality of Section 10.7, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Employee Benefit Plan or other employee benefit plan for any purpose.

Section 6.7. Indemnification of Directors and Officers.

(a) Buyer shall cause the Company to maintain in effect in its certificate of incorporation and bylaws (or similar governing documents) for a period of six (6) years after the Closing, the current provisions regarding elimination of Liability of directors and indemnification, with respect to acts or conduct prior to the Closing, of former officers and directors and employees contained in the certificate of incorporation and bylaws of the Company (a) unless the provisions are amended, repealed or modified as required by applicable Law or (b) unless the provisions are amended, repealed or modified in connection with a restructuring in which the governing documents of the successor to the Company includes substantially equivalent exculpation or indemnification provisions with respect to such acts or conduct for the benefit of such Persons, it being the intent of the parties that the officers, directors and employees of the Company prior to the Closing shall continue to be entitled for such 6-year period to exculpation and indemnification under such provisions with respect to acts or conduct prior to the Closing to the fullest extent permitted under applicable Law. If the Company is unable to financially satisfy the foregoing indemnification obligations, Buyer shall or shall cause one of its Subsidiaries to satisfy such obligations.

(b) Notwithstanding any time limit herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Closing) is made against any D&O Indemnified Person on or prior to the sixth anniversary of the Closing, the provisions of this Section 6.7 (without regard to any such time limit) shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

(c) In the event that Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer and the Company shall cause the successors or assigns of Buyer or the Company, as the case may be, to succeed to the obligations set forth in this Section 6.7.

(d) This Section 6.7 shall survive the Closing, is intended to benefit the Company and the present and former officers, directors or employees of the Company as of the Closing (the “D&O Indemnified Persons”), shall be binding on all successors and assigns of the Company and shall be enforceable by the D&O Indemnified Persons.

Section 6.8. Tax Matters.

(a) Preparation and Filing of Certain Tax Returns.

(i) Seller shall prepare and timely file, or cause to be prepared and timely filed, (A) all Tax Returns that are required to be filed by or with respect to the Company on or before the Closing Date for any Tax period ending on or before the Closing Date and (B) all income Tax Returns that are required to be filed by or with respect to the Company after the Closing Date for any Tax period ending on or before the Closing Date (collectively, “Seller Pre-Closing Period Returns”) and Seller shall pay or cause to be paid all Taxes shown as due on such Seller Pre-Closing Period Returns, except to the extent a Liability for such Taxes was specifically reflected and identified as such in the Net Working Capital; provided that the amount paid by Seller pursuant to the foregoing shall not be taken into account in determining whether Seller has reached the maximum aggregate obligation of Seller for claims for indemnification pursuant to Section 9.4(f). The expense of preparing any Seller Pre-Closing Period Return shall be borne and paid prior to the Closing by the Company or borne and paid after the Closing by Seller, as the case may be. Seller Pre-Closing Period Returns of a Tax and a jurisdiction for which Buyer does not request to make a Section 338(h)(10) Election (“Specified Seller Pre-Closing Period Returns”) shall be filed in a manner consistent with the terms of this Agreement and past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods (the “Past Practice Requirement”) and Seller Pre-Closing Period Returns (other than Specified Seller Pre-Closing Period Returns) shall be filed in a manner consistent in all material respects with the Past Practice Requirement, except in each case that new elections may be made therein if such elections were not previously available, subject to Buyer’s consent, any such consent not to be unreasonably withheld or delayed. Seller Pre-Closing Period Returns shall be submitted to Buyer not later than 30 days prior to the due date for filing such Seller Pre-Closing Period Returns (taking into account any extensions thereof) (or, if such due date is within 60 days following the Closing Date, as promptly as practicable following the Closing Date) for review by Buyer. Buyer shall respond in writing to Seller with any comments at least 20 days prior to the due date for filing such Seller Pre-Closing Period Returns (taking into account any applicable extensions). In the event Seller and Buyer are unable to resolve such comments at least 10 days prior to the due date for filing such Seller Pre-Closing Period Returns (taking into account any applicable extensions), such dispute shall be resolved by the Accounting Firm, in accordance with the terms of this Agreement, prior to the due date for filing such Seller Pre-Closing Period Return. Seller shall revise such Seller Pre-Closing Period Returns (or shall cause such Seller Pre-Closing Period Return to be revised) to reflect the resolution by the Accounting Firm.

(ii) Buyer shall prepare and timely file all Tax Returns not described in Section 6.8(a)(i) that are required to be filed by or with respect to the Company after the Closing Date for any Tax Period ending on or before the Closing Date (“Buyer Pre-Closing Period Returns”) or any Straddle Period (“Straddle Period Returns”). Seller shall be responsible for the expense of preparing any Buyer Pre-Closing Period Return, and the Company shall be responsible for the expense of preparing any Straddle Period Return. Buyer Pre-Closing Period Returns shall be filed in a manner consistent with the terms of this Agreement and the Past Practice Requirement unless required by applicable Law, except that new elections may be made therein if such elections were not previously available, subject to Seller’s consent, any such consent not to be unreasonably withheld or delayed. Buyer Pre-Closing Period Returns and Straddle Period Returns shall be submitted to Seller not later than 30 days prior to the due date for filing such Buyer Pre-Closing Period Returns or Straddle Period Returns (taking into account any extensions thereof) (or, if such due date is within 60 days following the Closing Date, as promptly as practicable following the Closing Date) for review by Seller. Seller shall respond in writing to Buyer with any comments (such comments being limited to ensuring that such Buyer Pre-Closing Period Returns and Straddle Period Returns are prepared in a manner consistent with terms of this Agreement and, in the case of such Buyer Pre-Closing Period Returns, the Past Practice Requirement) at least 20 days prior to the due date for filing such Buyer Pre-Closing Period Returns and Straddle Period Returns (taking into account any applicable extensions). In the event Buyer and Seller are unable to resolve such comments at least 10 days prior to the due date for filing such Buyer Pre-Closing Period Returns and Straddle Period Returns (taking into account any applicable extensions), such dispute shall be resolved by the Accounting Firm, in accordance with the terms of this Agreement, prior to the due date for filing such Buyer Pre-Closing Period Return or Straddle Period Return. Buyer shall revise such Buyer Pre-Closing Period Returns or Straddle Period Returns (or shall cause such Buyer Pre-Closing Period Returns or Straddle Period Returns to be revised) to reflect the resolution by the Accounting Firm. Seller shall pay to Buyer an amount equal to the Seller’s share of the Taxes (which, for the avoidance of doubt, shall be net of any Liability for such Taxes specifically reflected and identified as such in the Net Working Capital) in connection with such Buyer Pre-Closing Period Return or Straddle Period Return no later than five (5) days before the due date for payment of such Taxes (taking into account any applicable extensions of the due date for payment of such Taxes), provided that the amount paid by Seller to Buyer pursuant to the foregoing shall not be taken into account in determining whether Seller has reached the maximum aggregate obligation of Seller for claims for indemnification pursuant to Section 9.4(f). For the avoidance of doubt, nothing in this Section 6.8(a)(ii) shall limit any Buyer Indemnitee’s right to recover under Section 6.8(h)(i) except to the extent of the amount Seller pays to Buyer pursuant to the preceding sentence.

(b) S Corporation Status and Certain Related Matters. With respect to each jurisdiction listed on Section 3.10 of the Company Disclosure Letter, the Company and Seller shall not (A) revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code (or any similar provision of state or local Tax Law); (B) take or allow any action (other than the sale of the Shares pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (or any similar provision of state or local Tax Law); or (C) take or allow any action (including in connection with the filing of Tax Returns) inconsistent with the treatment of the Company for any period prior to the Closing as an S Corporation within the meaning of Sections 1361 and 1362 of the Code (and any similar provision of state or local Tax Law).

(c) Section 338(h)(10) Election.

(i) If requested by Buyer, Seller and Mr. Rahr shall timely join (and shall cause any Other Person to timely join) in making (x) an election under Section 338(h)(10) of the Code and (y) any comparable election under any provision of state or local Tax Law, with respect to the purchase of the Shares under this Agreement (the “Section 338(h)(10) Election”) and shall timely join in any filings that may be necessary in order to effect the Section 338(h)(10) Election, including IRS Forms 8023 and 8883, and any comparable state or local Tax forms (“Section 338 Forms”). To the extent requested by Buyer, Seller and Mr. Rahr shall execute (and shall cause any Other Person to execute) IRS Form 8023 (and any similar form under State or local Tax Law) on or at any time after the Closing Date as so requested. Buyer shall, with Seller’s cooperation, prepare all Section 338 Forms necessary in order to effect the Section 338(h)(10) Election (other than IRS Form 8883 and any comparable state or local Tax forms), and each of Buyer and Seller shall prepare IRS Form 8883 and any comparable state or local Tax forms (including any attachments and schedules thereto), which Section 338 Forms shall be prepared in a manner consistent with this Section 6.8(c). Buyer, Seller and Mr. Rahr shall, or shall cause their relevant Affiliates, to execute and timely file (and Seller and Mr. Rahr shall cause any Other Person to execute and timely file) such Section 338 Forms with the applicable Governmental Authorities. If the Section 338(h)(10) Election is made, Buyer, Seller and Mr. Rahr agree that none of them shall, nor shall they permit any of their Affiliates to, nor shall Seller or Mr. Rahr permit any Other Person to, revoke the Section 338(h)(10) Election following the filing of the Section 338 Forms, without the prior written consent of Buyer or Seller, as the case may be. If a Section 338(h)(10) Election is made, except to the extent otherwise required pursuant to a “determination” as defined in Section 1313(a) of the Code (or any similar provision of state or local Tax Law), Buyer, Seller and Mr. Rahr agree to report (and Seller and Mr. Rahr agree to cause each Other Person to report) the purchase of the Shares pursuant to this Agreement consistent with such Section 338(h)(10) Election and Section 338 Forms and take no position inconsistent therewith.

(ii) If the Section 338(h)(10) Election is made, then within 180 days after the Closing Date, Buyer shall deliver to Seller a schedule setting forth the allocation of the

Purchase Price and the Liabilities of the Company (plus other required capitalized costs) (the “Allocation Schedule”) which schedule shall be prepared in a manner consistent with Sections 338 and 1060 of the Code. If Seller does not notify Buyer in writing within 30 calendar days after receiving the Allocation Schedule of any dispute, such Allocation Schedule shall become final, binding and conclusive upon the parties. If there is any dispute concerning the Allocation Schedule, Seller shall notify Buyer in writing within 30 calendar days after receiving the Allocation Schedule and Seller and Buyer shall proceed in good faith to negotiate a resolution to such dispute. If within 15 calendar days of such notification, Seller and Buyer shall have been unable to resolve their dispute, all unresolved items shall be submitted to the Accounting Firm to be resolved in accordance with the terms of this Agreement and in no event shall the Accounting Firm’s determination be for an amount outside the range of the parties’ disagreement. The determination of the Accounting Firm shall be final, binding and conclusive upon the parties. Each party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the disputed item as the Accounting Firm may request. Buyer, Seller, Mr. Rahr and the Company shall file (and Seller and Mr. Rahr shall cause each Other Person to file) all Tax Returns and information reports in a manner consistent with such Allocation Schedule, as finalized either by failure of Seller to notify Buyer in writing within 30 calendar days after receiving the Allocation Schedule of any dispute or by the Accounting Firm pursuant to this Section 6.8(c)(ii).

(d) Amended Tax Returns. Except as otherwise required by applicable Tax Law, none of the Company, Buyer or any Affiliate of the Company or Buyer shall (or shall cause or permit the Company to) amend any Seller Pre-Closing Period Return or Buyer Pre-Closing Period Return, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall not amend any Tax Return of the Company without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer may amend or cause to be amended any Straddle Period Return (an “Amended Straddle Period Return”), provided that such Amended Straddle Period Return be submitted to Seller not later than 30 days prior to the intended filing date (the “Specified Filing Date”) for review by Seller. Seller shall respond in writing to Buyer with any comments at least 20 days prior to the Specified Filing Date. In the event Buyer and Seller are unable to resolve such comments at least 10 days prior to the Specified Filing Date for such Amended Straddle Period Return, such dispute shall be resolved by the Accounting Firm, in accordance with the terms of this Agreement, prior to the Specified Filing Date for such Amended Straddle Period Return. Buyer shall revise such Amended Straddle Period Return (or shall cause such Amended Straddle Period Return to be revised) to reflect the resolution by the Accounting Firm.

(e) Tax Claim Notices; Tax Proceedings.

(i) Any party that may be entitled to indemnification under Section 6.8(h) (“Tax Indemnified Party”) shall promptly deliver to the party that may be liable for such indemnification under Section 6.8(h) (“Tax Responsible Party”) (A) in the case of any Tax Proceeding that could reasonably be expected to give rise to the right of indemnification under Section 6.8(h), written notice as soon as reasonably practicable of such Tax Proceeding, together with a copy of the relevant portion of any written communication received by the Tax Indemnified Party or any of its Affiliates from a Governmental Authority concerning such Tax

Proceeding and (B) in the case of any Taxes shown as due on any Tax Return for which the Tax Indemnified Party is seeking indemnification under Section 6.8(h), written notice as soon as reasonably practicable of such Taxes, together with a copy of the relevant portion of such Tax Return (it being agreed and understood that Seller shall be deemed to have notice for all purposes of this Agreement of any Taxes shown as due on any Tax Return filed on or prior to the Closing Date or any Buyer Pre-Closing Period Return) (such notice under clauses (A) or (B), a “Tax Claim Notice”); provided, however, that the failure to provide such Tax Claim Notice shall not release the Tax Responsible Party from any of its indemnification obligations under Section 6.8(h) except to the extent the Tax Responsible Party is materially prejudiced by such failure.

(ii) If any Governmental Authority asserts a Tax Proceeding with respect to the Company for any Tax period ending on or prior to the Closing Date, that, (A) if pursued successfully by the Governmental Authority, could reasonably be expected to give rise to the right of indemnification under Section 6.8(h) or (B) relates to an income Tax Return for a tax period ending on or before the Closing Date and with respect to which Tax Return the Company was treated as an S Corporation within the meaning of Section 1361 and 1362 of the Code (or any similar provision of state or local law), Seller shall have the right to control such Tax Proceeding; provided, however, that (i) Seller shall provide Buyer with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Seller shall consult with Buyer before taking any significant action in connection with such Tax Proceeding, (iii) Buyer or an Affiliate of Buyer shall be entitled to participate in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Governmental Authority, and (iv) Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, Buyer shall have the exclusive right to control (A) any Tax Proceeding not described in the foregoing sentence of this Section 6.8(e)(ii), including any Tax Proceeding that ceases to be described in the foregoing sentence of this Section 6.8(e)(ii) or (B) any Tax Proceeding described in the foregoing sentence of this Section 6.8(e)(ii) if Seller fails to defend such Tax Proceeding vigorously.

(f) Straddle Periods. Unless prohibited by applicable Tax Law, the Tax period of the Company shall be closed as of the end of the Closing Date. In any case where applicable Tax Law does not permit the Company to close its Tax period on the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period of the Company, then Taxes, if any, with respect to a Straddle Period of the Company shall be allocated in the manner described in this Section 6.8(f). Taxes of the Company (other than Property Taxes and Periodic Taxes) shall be allocated to the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date based on a “closing of the books” method, provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such period. Property Taxes and Periodic Taxes shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such period. If the Section 338(h)(10) Election is not made, the parties agree to make the election provided in Section 1362(e)(3) of the Code, if necessary, to avoid the application of Section 1362(e)(2) of the Code.

(g) Cooperation on Tax Matters. Buyer, Seller and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceedings. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or Tax Proceedings and making employees, agents or other representatives, including the Chief Financial Officer of the Company, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Seller and the Company agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records; provided, however, that notwithstanding anything to the contrary, Seller shall not have any right to receive or obtain any information relating to, or have any rights with respect to, any Taxes or Tax Return of Buyer or any Subsidiary of Buyer (other than information relating solely to the Company).

(h) Tax Indemnification.

(i) If the Closing shall occur, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from and against, and reimburse any Buyer Indemnitees for, all (A) Excluded Taxes, (B) Transfer Taxes to the extent required to be borne by Seller pursuant to Section 10.5; (C) Taxes arising from or in connection with the failure of any representation or warranty made by the Company in Section 3.10 (Taxes) to be true and correct (where (x) references to “Material Adverse Effect” contained in such representation or warranty shall be deemed to be references to “material to the Company” and (y) all references to “material” contained in such representation or warranty (including references to “material to the Company” as a result of clause (x) above) shall be taken into account solely for purposes of determining whether such representation or warranty have been breached or violated, but not for purposes of calculating the Loss resulting from such breach or violation (it being agreed that, for such purpose, all qualifications as to Material Adverse Effect and materiality contained in such representation or warranty shall be ignored); (D) Taxes arising from or in connection with any breach by the Company or Seller of any of their covenants or agreements contained herein; and (E) costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) attributable to any item in clauses (A) through (D); provided, however, that Buyer Indemnitees shall not be entitled to recover any Taxes pursuant to this Section 6.8(h)(i) to the extent a Liability for such Taxes was specifically reflected and identified as such in the Net Working Capital. Notwithstanding Section 9.4(d) and Section 9.4(f), the limitations under Section 9.4(d) shall not apply to any claim under any of Section 6.8(h)(i)(A), (B) or (D) (or, to the extent relating thereto, Section 6.8(h)(i)(E)) regardless of whether such claim could also be made under Section 6.8(h)(i)(C), and the limitations under Section 9.4(f)(B) shall not apply to any claim under Section 6.8(h)(i)(D) (or, to the extent relating thereto, Section 6.8(h)(i)(E)) regardless of whether such claim could also be made under any of Section 6.8(h)(i)(A), (B) or (C).

(ii) If the Closing shall occur, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against, and reimburse any Seller Indemnitees for, all (A) Taxes arising from or in connection with any breach by Buyer of any of its covenants or agreements contained herein; (B) Transfer Taxes to the extent required to be borne by Buyer pursuant to Section 10.5; and (C) costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) attributable to any item in clauses (A) through (B).

(i) Tax Coordination. Indemnification with respect to Tax matters and the procedures relating thereto shall be governed exclusively by this Section 6.8 and the provisions of Article IX hereof shall not apply, except for Sections 9.1, 9.2(c), 9.2(d), 9.4(b), (d), (f), (i) and (j) and 9.5.

(j) Certain Tax Elections. If the Company owns an equity interests in any entity treated as a partnership for U.S. federal income tax purposes on the Closing Date, Seller shall use its reasonable best efforts to cause each such entity to make valid elections under Section 754 of the Code (and any similar provision of state or local Tax Law) for the taxable year during which the Closing occurs.

(k) No 338(g) Election without a 338(h)(10) Election. Neither Buyer, the Company nor any of their Affiliates shall make or permit to be made (x) an election under Section 338(g) of the Code or (y) a comparable election under any provision of state or local Tax law (a “Section 338(g) Election”), with respect to the purchase of the Shares under this Agreement without the prior written consent of Seller, in each case, other than a Section 338(h)(10) Election and any election made or deemed made (to the extent required by Tax Law) as a result of a Section 338(h)(10) Election. For the avoidance of doubt, nothing in this Section 6.8(k) shall limit Buyer’s right or ability to make or cause to be made any Section 338(h)(10) Election under Section 6.8(c), regardless of whether such Section 338(h)(10) Election would result in a Section 338(g) Election being made or deemed made.

Section 6.9. Noncompete; Non-Solicit.

(a) During the period beginning immediately after the Closing and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), Seller and Mr. Rahr covenant and agree not to, and to cause their respective Affiliates and Associates not to, directly or indirectly and anywhere in the United States, conduct, manage, operate, engage in (whether as an officer, director, owner, partner, stockholder, investor, consultant, principal, agent, employee, co-venturer or otherwise), or have an ownership interest in any business engaged in distributing pharmaceutical, over-the-counter or health and beauty products or other merchandise traditionally sold in community pharmacies (the “Business”); provided, however, that (i) conducting, managing, operating, engaging in or having an ownership in a business that derives less than 10% of its revenues from the Business and (ii) ownership, as a passive investment, by Seller of 5% or less of the outstanding stock of any publicly-traded company shall not violate the provisions of this Section 6.9.

(b) During the Non-Compete Period, Seller and Mr. Rahr shall not, and shall cause their respective Affiliates and Associates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any customer or supplier of Buyer or the Company for the provision of products or services related to the Business or interfere or attempt to interfere with the business relationships of Buyer or the Company with such customers or suppliers or potential customers or suppliers.

(c) During the Non-Compete Period, except for the persons and only to the extent listed on Section 6.9(c) of the Company Disclosure Letter, Seller and Mr. Rahr shall not, and shall cause their respective Affiliates and Associates not to, directly or indirectly solicit or induce any employee of Buyer or the Company to leave the employ of Buyer or the Company for any reason whatsoever, nor shall Seller, Mr. Rahr or any of their respective Affiliates offer or provide employment to or hire, either on a full-time basis or part-time or consulting basis, any person who then currently is, or who within six months immediately prior thereto was, an employee of Buyer or the Company; provided that this Section 6.9(c) shall not prohibit Seller, Mr. Rahr or their respective Affiliates or Associates from hiring any person whose employment with the Company or Buyer was terminated by Buyer.

(d) Seller and Mr. Rahr acknowledge and agree that the restrictive covenants and other agreements contained in this Section 6.9 are an essential part of this Agreement and the transactions contemplated hereby, constitute a material inducement to Buyer’s entering into and performing its obligations under this Agreement and the other Transaction Documents, are an essential part of Buyer’s willingness to pay the Purchase Price and are necessary for Buyer to realize the value of the Shares and the business of the Company. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Law. Each of Seller and Mr. Rahr acknowledges that the rights of Buyer under this Section 6.9 are unique and recognizes and affirms that in the event of a breach of this Agreement by Seller, Mr. Rahr or their Affiliates or Associates, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law. Accordingly, notwithstanding anything in this Agreement to the contrary, Seller and Mr. Rahr agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and Seller’s and Mr. Rahr’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 6.10. Assets to be Removed. The parties hereto agree that Seller shall retain ownership of the assets identified on Section 6.10 of the Company Disclosure Letter (the “Excluded Assets”) and retain all Liabilities related to the Excluded Assets.

Section 6.11. Settlement of Accounts; Termination of Related-Party Transactions. Prior to the Closing, each of Seller and the Company shall take such action as may be necessary so that:

(a) all intercompany accounts between the Company, on the one hand, and any Related Party, on the other hand, shall be settled;

(b) except for items asterisked on Section 3.19 of the Company Disclosure Letter, (i) all Contracts between or among the Company, on the one hand, and any Related Party, on the other hand, and (ii) all Liabilities of the Company to any Related Party (other than any such Contract with, or Liability to, any officer, director, manager or employee of the Company pursuant to an agreement set forth on Section 3.13(a) of the Company Disclosure Letter or for compensation in the ordinary course of business to such Person) will be terminated, in each case prior to the Closing without any Liability to the Company after the Closing (all Liabilities related to intercompany accounts and Contracts described in Section 6.11(a) or 6.11(c), together with all Liabilities related to the Excluded Assets, the “Excluded Liabilities”).

Section 6.12. Resignations. On or prior to the Closing Date, each of Seller and the Company shall cause each officer and director or manager of the Company, and each director, manager, non-corporate trustee or fiduciary of any Employee Benefit Plan, as shall have been requested by Buyer at least three (3) Business Days prior to the Closing, to tender his or her resignation from such position effective as of the Closing.

Section 6.13. Financial Information Prior to the Closing. Between the date hereof and the Closing Date, Seller and the Company shall provide Buyer, no later than 15 days after the last day of each calendar month an unaudited balance sheet of the Company as of the last day of such calendar month and the related unaudited statement of earnings of the Company for such calendar month.

Section 6.14. Assistance Following the Closing. Mr. Rahr agrees that, at the request of the Chief Executive Officer of Cardinal Health, Inc., he will be available at such times as are reasonably agreed by Buyer and Mr. Rahr to consult with Buyer, and assist in Buyer’s and the Company’s efforts, in connection with the post-Closing transition of the Company and the retention of the Company’s customers; provided that in no event shall Mr. Rahr’s obligations to consult with or assist Buyer or the Company exceed 20 hours per month during the first 6 months following the Closing and 5 hours per month for the next 6 months thereafter. For 4 months following the Closing, the Company shall provide Mr. Rahr with the use of an office at the Company’s headquarters in Whitestone, New York.

Section 6.15. Solicitation Confidentiality Agreements. Seller and the Company shall not amend, modify, supplement, or grant any consent or waiver under or with respect to, any confidentiality or non-disclosure agreements entered into between Seller, the Company or any of their respective Affiliates or representatives and any Person (other than Buyer) to whom confidential information was provided in connection with the possible sale of the Company or other transaction involving the assets of the Company (the “Solicitation Confidentiality Agreements”). Seller and the Company shall as promptly as practicable request and use reasonable best efforts to cause each Person to whom confidential information was provided pursuant to the Solicitation Confidentiality Agreements to return to the Company or destroy any such information, in each case in the manner as provided in the applicable Solicitation Confidentiality Agreement.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1. Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) No Injunction. At the Closing (i) there shall be no judgment, injunction, writ, preliminary restraining order, or other order or decree of any nature issued by a court or Governmental Authority of competent jurisdiction that restrains, enjoins or otherwise prohibits, or has the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated hereby from being consummated as herein provided and (ii) there shall be no pending Proceeding by any Governmental Authority seeking to prohibit or prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Waiting Periods. The waiting period (and any extension thereof) under the HSR Act and any waiting period or comparable period under similar foreign antitrust or competition Laws applicable to the transactions contemplated hereby, and any agreement with any Governmental Authority not to close the transaction, shall have expired or shall have been terminated.

(c) Governmental Consents. All consents, approvals and other authorizations of any Governmental Authority set forth in Section 7.1 of the Company Disclosure Letter and required to consummate the transactions contemplated by this Agreement shall have been obtained.

Section 7.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer to the extent permitted by applicable Law:

(a) Representations and Warranties; Covenants. (i) The representations and warranties made by the Company and Seller in Section 3.5(a) and in the first sentence of Section 3.10(c) and by Seller in Section 4.5 shall have been true and accurate other than in de minimis respects as of the date hereof and as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period); (ii) the representations and warranties made by the Company and Seller in Section 3.2 and by Seller in Section 4.2 shall have been true and accurate in all material respects as of the date hereof and as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period); (iii) the other representations and warranties made by the Company and Seller in this Agreement shall have been true and accurate (disregarding for this purpose all references to “material,” “Material Adverse Effect” and similar qualifications as to materiality set forth therein) on and as of the date hereof and as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except, in the case of clause (iii), to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (iv) the Company and Seller shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement on or prior to or at the Closing.

(b) Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(c) Closing Deliveries. Prior to or at the Closing, the Company or Seller shall have delivered the following closing documents:

(i) a stock certificate or certificates representing all of the Shares;

(ii) instruments of transfer of the Shares, validly executed by Seller evidencing the transfer of the Shares to Buyer;

(iii) a certificate of each of an officer of the Company and of Seller, dated the Closing Date, to the effect that the conditions specified in Section 7.2(a) have been satisfied; and

(iv) a certificate, dated as of the Closing Date, in a form reasonably satisfactory to Buyer certifying that Seller (and any beneficial owner thereof, as appropriate) is not a foreign person within the meaning of Sections 897 and 1445 of the Code.

Section 7.3. Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company and Seller to the extent permitted by applicable Law:

(a) Representations and Warranties; Covenants. (i) The representations and warranties made by Buyer in Section 5.2 shall have been true and accurate in all material respects as of the date hereof and as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period); and (ii) the other representations and warranties made by Buyer in this Agreement shall have been true and accurate (disregarding for this purpose all references to “material” and similar qualifications as to materiality set forth therein) as of the date hereof and shall also be accurate on and as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except, in the case of clause (ii), to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had a material adverse effect on the ability of Buyer to perform its obligations hereunder. (iii) Buyer shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at the Closing.

(b) Closing Deliveries. Prior to or at the Closing, Buyer shall have delivered to the Company a certificate of an officer of Buyer, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a) have been satisfied. At the Closing, Buyer shall have delivered to Seller or the Escrow Agent, as the case may be, the Estimated Purchase Price in accordance with Section 2.2(b).

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by either Seller or Buyer, if the Closing shall not have occurred on or before August 17, 2011 (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either Seller or Buyer, if any Governmental Authority shall have issued a judgment, injunction, writ, preliminary restraining order, or other order or decree of any nature restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such judgment, injunction, writ, preliminary restraining order, or other order or decree shall have become final and nonappealable;

(d) by Buyer, if Seller or the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) and (ii) cannot be cured by the Termination Date or if capable of being cured, is not cured within 30 days after Buyer shall have given Seller or the Company (as applicable) written notice stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination;

(e) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) and (ii) cannot be cured by the Termination Date or if capable of being cured, is not cured within 30 days after Seller shall have given Buyer written notice stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination; or

(f) by Buyer, upon the commencement of a Proceeding by any Governmental Authority seeking to enjoin, make illegal or otherwise prohibit or prevent the consummation of the transactions contemplated hereby; provided, however, that the right to terminate under this paragraph shall not be available if the failure to fulfill any obligation under Section 6.4 has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such termination.

Section 8.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1 hereof, (i) all rights and obligations of the parties hereunder shall terminate and no party shall have any Liability to the other party under this Agreement, except for obligations of the parties hereto in Sections 6.1(b), 6.5, 8.2, 10.4, 10.5 and 10.6, which shall survive the termination of this Agreement and (ii) subject to Section 6.4(c) hereof, termination shall not relieve any party from Liability for any intentional or willful breaches of this Agreement prior to the Termination Date.

(b) (i) In the event that either Seller or Buyer is entitled to terminate, and terminates, this Agreement pursuant to Section 8.1(b) or 8.1(c) and, at the time of such termination, the government approval which is the subject of the conditions to the Closing set forth in Section 7.1(b) has not been received, but all of the other conditions to the Closing under Section 7.1 and Section 7.2 have been or are capable of being satisfied as of the date of termination or (ii) in the event that Buyer is entitled to terminate, and terminates, this Agreement pursuant to Section 8.1(f), then in either the case of (i) or (ii), Buyer shall pay to Seller a termination fee equal to $65,000,000 (the “Reverse Termination Fee”) on or before the fifth Business Day following such termination by wire transfer of immediately available funds to an account designated in writing to Buyer by Seller no later than two Business Days after such termination. Seller agrees that, notwithstanding anything in this Agreement to the contrary, in the event that the Reverse Termination Fee is paid to Seller pursuant to this Section 8.2(b), other than claims of and causes of action arising from fraud or willful misconduct, the payment of such Reverse Termination Fee shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer or any of its Affiliates, and in no event will Seller, the Company or any of their respective Affiliates be entitled to recover any other money damages or any other remedy, whether in law or equity or any other type, with respect to (A) any Loss suffered as a result of the failure of the transactions contemplated by this Agreement or any other Transaction Document to be consummated, (B) the termination of this Agreement, (C) any Liabilities arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination, or failure of or under this Agreement, and upon payment to Seller of the Reverse Termination Fee, Buyer shall have no further Liability to Seller or the Company relating to or arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby. For all purposes of this Agreement, “willful misconduct” shall mean a conscious, voluntary act or omission taken with intentional disregard of legal or contractual duty and knowledge that such action or omission is a breach of such legal or contractual duty.

ARTICLE IX.

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 9.1. Survival of Representations. The representations and warranties of the Company, Seller and Buyer contained in this Agreement (whether or not contained in Articles III, IV and V) or in any certificate delivered pursuant to Section 7.2 or Section 7.3 shall survive the Closing for a period of fifteen (15) months, except that representations and warranties of the Company and Seller referred to in Section 3.11 (Environmental Matters) shall survive the Closing for a period of five (5) years and representations and warranties of the Company and Seller referred to in Sections 3.2 (Authorization), 3.5 (Capitalization; Subsidiaries) and the representations and warranties of Seller in Section 4.5 (Ownership of Shares) (collectively, the “Fundamental Representations”) and representations and warranties of the Company referred to in Section 3.10 (Taxes) shall survive the Closing until 30 days following the expiration of the applicable statutes of limitations. The covenants and agreements of the parties contained in this Agreement that by their terms are to be performed prior to the Closing shall survive the Closing for a period of fifteen (15) months, and all other covenants and agreements contained herein shall survive the Closing until such covenant is fully performed.

Section 9.2. Indemnification.

(a) Subject to the provisions of this Article IX and to Section 9.2(a) of the Company Disclosure Letter, after the Closing Date, Seller agrees to indemnify, defend and hold Buyer, the Company and/or its officers, directors, employees, Affiliates and/or agents (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) harmless from any damages, losses, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses, but excluding punitive, exemplary, special, unforeseen or other consequential damages or any damages measured by lost profits, other than any such damages paid to third parties in connection with any Third Party Claim) (“Loss”) suffered or paid, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made by the Company in this Agreement (other than representations and warranties of the Company in Section 3.10 (Taxes)) to be true and correct as of the Closing Date with the same force and effect as though made by the Company on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which need only be true and accurate as of such date), (ii) the failure of any representation or warranty made by Seller in this Agreement to be true and correct on and as of the Closing Date with the same force and effect as though made by the Company on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which need only be true and accurate as of such date), (iii) any breach by the Company of any of its covenants or agreements contained herein (other than any covenants or agreements in Section 6.8 (Tax Matters) and Section 10.5 (Transfer Taxes)) which are to be performed by the Company on or before the Closing Date or (iv) any breach by Seller of any of its covenants or agreements contained herein (other than any covenants or agreements in Section 6.8 (Tax Matters) and Section 10.5 (Transfer Taxes)).

(b) Subject to the provisions of this Article IX, after the Closing, each of Buyer and the Company agrees to indemnify, defend and hold Seller and its officers, directors, employees, affiliates and/or agents (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made by Buyer in this Agreement to be true and correct on and as of the Closing Date with the same force and effect as though made by Buyer on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which need only be true and accurate as of such date), and (ii) any breach by Buyer of any of its covenants or agreements contained herein (other than any covenants or agreements in Section 6.8 (Tax Matters) and Section 10.5 (Transfer Taxes)), and (iii) any breach by the Company of any of its covenants or agreements contained herein (other than any covenants or agreements in Section 6.8 (Tax Matters) and Section 10.5 (Transfer Taxes)) which are to be performed by the Company after the Closing Date.

(c) The obligations to indemnify and hold harmless pursuant to Section 9.2(a) and pursuant to clause (i) of Section 9.2(b) shall survive the consummation of the transactions contemplated hereby for a period of fifteen (15) months, except for (i) claims relating to the representations and warranties in Section 3.11 (Environmental Matters), which shall survive for a period of five (5) years, (ii) claims relating to the Fundamental Representations and any claims relating to breaches of covenants or agreements contained herein (other than any covenants or agreements in Section 6.8 (Tax Matters) and Section 10.5 (Transfer Taxes)), which shall survive until 30 days after the expiration of the applicable statute of limitations and (iii) claims for indemnification pursuant to such clauses asserted prior to the end of such period, which claims shall survive until final resolution thereof; provided that the obligations to indemnify and hold harmless pursuant to Section 6.8 shall survive until 30 days after the expiration of the applicable statute of limitations (and, in the case of claims asserted prior to the end of such period, thereafter until final resolution thereof).

(d) The parties shall treat all indemnification payments under Section 6.8(h) and this Article IX as adjustments to the Purchase Price for Tax purposes except as otherwise required by applicable Tax Law pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Tax Law).

Section 9.3. Claims.

(a) Any party seeking indemnification under Section 9.2 (an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (such notified party, the “Responsible Party”) notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under Section 9.2, within 30 days of such determination, stating in reasonable detail, the nature of the claim, to the extent then known by the Indemnified Party, a good-faith reasonable estimate of the Loss and method of computation thereof, to the extent then reasonably estimable, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (it being agreed that the failure to specify any provision of this Agreement in such Claim Notice shall not preclude the Indemnified Party from asserting that there has been a breach of, or inaccuracy in, or failure to perform such provision); provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced thereby. With respect to any recovery or indemnification sought by an Indemnified Party from the Responsible Party that does not involve a Third-Party Claim (as defined below), if the Responsible Party does not notify the Indemnified Party within 30 days from its receipt of the Claim Notice that the Responsible Party disputes such claim (the “Dispute Notice”), the Responsible Party shall be deemed to have accepted and agreed with such claim. If the Responsible Party has disputed a claim for indemnification under

Section 9.2 (including any Third-Party Claim), the Responsible Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Responsible Party and the Indemnified Party cannot resolve such dispute in 30 days after delivery of the Dispute Notice, such dispute shall be resolved pursuant to the terms of Section 10.15.

(b) If a Proceeding (other than a Tax Proceeding) by a third party (a “Third Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under Section 9.2, such Indemnified Party shall promptly notify the Responsible Party of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced thereby. Other than in connection with a Third Party Claim by a Governmental Authority, the Responsible Party shall have 90 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided, further, that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 90 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim or consent to entry of any judgment, (ii) does not involve only the payment of money damages, (iii) imposes an injunction or other equitable relief upon the Indemnified Party or (iv) includes any admission of wrongdoing or misconduct by the Indemnified Party.

(c) Any Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties shall cooperate with each other in any notifications to insurers.

Section 9.4. Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees and Seller Indemnitees to indemnification pursuant to the provisions of Section 9.2 are subject to the following limitations:

(a) The amount of any and all Losses will be determined net of (i) any accruals or reserves on the Recent Balance Sheet, (ii) any amounts actually recovered by the Buyer Indemnitees or the Seller Indemnitees, as the case may be, under indemnification agreements or arrangements with third parties or under insurance policies with respect to such Losses (and no right of subrogation shall accrue to any such third party indemnitor or insurer hereunder) (each such source named in this clause (ii) a “Collateral Source”). Seller or Buyer may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source, to the extent the Indemnified Party is permitted to grant such assignment under the applicable indemnification agreement or arrangement or insurance policy. If the amount to be netted hereunder from any payment required under Sections 9.2(a) or 9.2(b) is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article IX, the Indemnified Party shall repay to the Responsible Parties, promptly after such determination, any amount that the Responsible Parties would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.

(b) The amount of any Loss will be determined (i) net of an amount equal to the Tax benefits actually realized in cash by the Buyer Indemnitees or the Seller Indemnitees, as the case may be, in the year during which such Loss was suffered and arising from the facts or circumstances giving rise to such Loss and (ii) taking into account any Tax cost actually incurred or suffered by the Buyer Indemnitees or Seller Indemnitees, as the case may be, arising from the receipt or accrual of the indemnification payment.

(c) The Buyer Indemnitees shall not be entitled to recover under Section 9.2 that portion of any Loss solely to the extent specifically reflected and identified as such in the calculation of Net Working Capital.

(d) The Buyer Indemnitees and the Seller Indemnitees, as the case may be, shall not be entitled to recover for any particular Loss pursuant to Section 6.8(h)(i)(C), Section 9.2(a)(i) or Section 9.2(b)(i), as the case may be, unless such Loss (or series of related Losses) equals or exceeds One Hundred Thousand Dollars ($100,000); provided, however, that this limitation shall not apply to Losses in respect of claims for breach of representations and warranties related to Section 4.5 or pursuant to Section 9.2(a)(iii), Section 9.2(a)(iv), Section 9.2(b)(ii) or Section 9.2(b)(iii).

(e) The Buyer Indemnitees and the Seller Indemnitees, as the case may be, will not be entitled to recover Losses pursuant to Section 9.2(a)(i), Section 9.2(a)(ii), or Section 9.2(b)(i), as the case may be, until the total amount which the Buyer Indemnitees or the Seller Indemnitees, as the case may be, would recover under Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.2(b)(i), as the case may be (as limited by the provisions of Sections 9.4(a) through 9.4(d)), but for this Section 9.4(e), exceeds Ten Million Dollars ($10,000,000) (the “Threshold”) and then only for the excess over the Threshold; provided, however, that the Threshold shall not apply to Losses in respect of claims for breach of representations and warranties related to

Section 4.5 or pursuant to Section 9.2(a)(iii), Section 9.2(a)(iv), Section 9.2(b)(ii) or Section 9.2(b)(iii).

(f) Notwithstanding anything herein to the contrary, (A) the maximum aggregate obligation of Seller or Buyer, as the case may be, for (i) breaches of covenants and agreements under Section 6.8(h)(i)(D) (and to the extent relating thereto, Section 6.8(h)(i)(E)), Section 6.8(h)(ii)(A) (and to the extent relating thereto, Section 6.8(h)(ii)(C)), Section 9.2(a)(iii) or Section 9.2(a)(iv) or Section 9.2(b)(ii) or Section 9.2(b)(iii) and (ii) claims for indemnification under Section 9.2(a) for Losses in respect of claims for breach of representations and warranties related to Section 4.5 shall not exceed the Purchase Price and (B) the maximum aggregate obligation of Seller or Buyer, as the case may be, for claims for indemnification under Section 6.8(h)(i) (other than Section 6.8(h)(i)(D) (and to the extent relating thereto, Section 6.8(h)(i)(E)) and Section 6.8(h)(ii) (other than Section 6.8(h)(ii)(A) (and to the extent relating thereto, Section 6.8(h)(ii)(C))) shall not exceed Five Hundred Million Dollars ($500,000,000).

(g) Except with respect to claims for indemnification under Section 9.2(a) for breach of representations and warranties set forth in Section 4.5, which indemnification shall be limited as set forth in Section 9.4(f), at no time will the Buyer Indemnitees be entitled to recover more than Ninety Million Dollars ($90,000,000) pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii), and at no time will the Seller Indemnitees be entitled to recover more than Ninety Million Dollars ($90,000,000) pursuant to Section 9.2(b)(i).

(h) To the extent that any Buyer Indemnitee is entitled to any indemnification payments from Seller for claims for indemnification under Section 9.2(a)(i) or Section 9.2(a)(ii) other than claims for indemnification under Section 9.2(a)(ii) in respect of a breach of representations and warranties set forth in Section 4.5, such indemnification payments shall be disbursed to such Buyer Indemnitee from the Escrow Funds to the extent sufficient funds are available from the Escrow Funds, with any deficiency being paid by Seller.

(i) To the extent that any Buyer Indemnitee is entitled to any indemnification payments from Seller under Section 6.8(h), under Section 9.2(a)(ii) in respect of claims for a breach of representations and warranties set forth in Section 4.5, under Section 9.2(a)(iii) or under Section 9.2(a)(iv) then, in each such case, any such Losses may be satisfied, at Buyer’s option, by the amount of cash in the Escrow Account, with any deficiency being paid by Seller.

(j) Notwithstanding anything contained herein to the contrary, nothing in Section 9.4 shall limit any Person’s rights to recovery in respect of fraud or willful misconduct.

(k) For purposes of Sections 9.2(a)(i), 9.2(a)(ii) and 9.2(b)(i) only: (i) all references to “Material Adverse Effect” contained in the Company’s or the Seller’s representations and warranties in Article III and Article IV hereof (other than in Section 3.7) shall be deemed to be references to “material to the Company”; and (ii) all references to “material” contained in the Company’s or the Seller’s representations and warranties in Article III and Article IV hereof (including references to “material to the Company” as a result of clause (i) of this Section 9.4(k)) and any references to “Material Adverse Effect” contained in the Company’s and Seller’s representations and warranties in Section 3.7 hereof shall be taken into account solely for purposes of determining whether such representations or warranties have been breached or violated, but not for purposes of determining of calculating the Loss resulting from such breach or violation or for purposes of determining whether the Threshold has been exceeded (it being agreed that, for both of such purposes, all qualifications as to Material Adverse Effect and materiality contained in the Company’s or the Seller’s representations and warranties shall be ignored).

Section 9.5. Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, other than Buyer and the Company’s right to specifically enforce the obligations of Seller and Mr. Rahr under Section 6.9 and other than claims of and causes of action arising from fraud or willful misconduct, indemnification pursuant to Section 6.8(h) and Sections 9.2(a) and (b) shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto and with respect to any and all claims by Buyer Indemnitees relating to this Agreement, the Company, the events giving rise to or the subject matter of this Agreement and the transactions contemplated hereby. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, and subject to Buyer and the Company’s right to specifically enforce the obligations of Seller and Mr. Rahr under Section 6.9, Buyer and Seller hereby waive, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which it or any of its Affiliates (including after the Closing, with respect to Buyer, the Company) may have against the other parties hereto, including without limitation under the common law or federal or state securities Laws, trade regulation Laws or other Laws (including any relating to Tax, environmental or employee matters), by reason of this Agreement, the events giving rise to or the subject matter of this Agreement and the transactions contemplated hereby, except for claims or causes of action (i) brought under Section 6.8(h) (only to the extent expressly provided in Section 6.8(i), subject to the terms and conditions of the provisions contained in this Article IX) or under Section 9.2(a) or 9.2(b) (subject to the terms and conditions of the provisions contained in this Article IX), (ii) arising from fraud or willful misconduct or (iii) arising under any covenant or agreement to be performed after the Closing under this Agreement, including under Section 6.9, or under any other Transaction Document.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be delivered personally, by overnight courier service, by facsimile or sent by certified, registered or express air mail, postage prepaid (and shall be deemed given when, delivered if delivered by hand, one Business Day after deposited with an overnight courier service if delivered by overnight courier, upon electronic confirmation of receipt if faxed during normal business hours and otherwise upon the opening of business on the next Business Day, and five days after mailing if mailed), as follows:

If to Buyer, or, from and after the Closing, the Company:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

Facsimile:  (614) 652-5051

Attention:   Executive Vice President and General Counsel

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attention:   David A. Katz

David K. Lam

If to the Company, prior to the Closing:

Kinray, Inc.

152-35 Tenth Avenue

Whitestone, NY 11357

Facsimile:  (718) 767-4388

Attention:  Stewart J. Rahr

with a copy to:

Fossi & Jewell

4203 Yoakum Blvd

Suite 100

Houston, TX 77006

Facsimile:  (713) 529-4094

Attention:  Lawrence J. Fossi, Esq.

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Facsimile: (215) 994-2222

Attention:   Craig L. Godshall, Esq.

Robert L. Freedman, Esq.

If to Seller:

Stewart J. Rahr Revocable Trust

c/o Fossi & Jewell

4203 Yoakum Blvd

Suite 100

Houston, TX 77006

Facsimile:  (713) 529-4094

Attention:  Lawrence J. Fossi, Esq.

with a copy to:

Fossi & Jewell

4203 Yoakum Blvd

Suite 100

Houston, TX 77006

Facsimile:  (713) 529-4094

Attention:  Lawrence J. Fossi, Esq.

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Facsimile: (215) 994-2222

Attention:   Craig L. Godshall, Esq.

Robert L. Freedman, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2. Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in a Section of a Disclosure Letter shall be deemed to have been included in the other Sections of such Disclosure Letter, notwithstanding the omission of a cross-reference thereto, to the extent that such disclosure is sufficient so that the applicability of such disclosure to a section is reasonably apparent on its face to a reader of such disclosure. Disclosure of any fact or item in any Section of a Disclosure Letter shall not necessarily mean that such fact or item is material to the Company, Seller or Buyer.

Section 10.3. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 10.4. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. Buyer understands and acknowledges that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including, without limitation, the Company Expenses) will be paid by the Company prior to the Closing.

Section 10.5. Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) imposed on the sale or transfer of the Shares to Buyer pursuant to this Agreement shall be shared equally by Buyer and Seller. The party required by Law to file a Tax Return with respect to such Transfer Taxes shall, with the cooperation of the other party, prepare and file (or cause to be prepared and filed) such Tax Returns and provide the other party with a copy of such Tax Return (and all parties shall execute such Tax Returns to the extent required by applicable law).

Section 10.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without reference to the choice of law or conflicts of law principles thereof. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in New York City, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any Proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any Proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

Section 10.7. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided that Buyer may assign any or all of its respective rights and obligations under this Agreement to one or more of its Subsidiaries; provided, further, that no such assignment shall release Buyer from any liability or obligation under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Except as set forth in Section 6.7, Section 9.1 and Section 9.2 hereof, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 10.8. Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic communications in portable document format (.pdf) shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.9. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.10. Entire Agreement. This Agreement, including the Exhibits and the Disclosure Letters, the other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.11. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.12. No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any other party. As a consequence, the parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

Section 10.13. Certain Understandings. Each of the parties is a sophisticated legal entity or Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than as set forth in this Agreement (including the Disclosure Letters), (ii) there are no representations or warranties by or on behalf of any party hereto or any of its affiliates or representatives other than those expressly set forth in this Agreement or in certificates delivered by the parties pursuant to Section 7.2 or Section 7.3, and (iii) the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

Section 10.14. Specific Performance. Each of Seller, the Company and Buyer acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Buyer acknowledges that prior to the Closing, the Company will have the right to specifically enforce the obligation of Buyer to consummate the transactions contemplated hereby on the terms and pursuant to the conditions of this Agreement; and Seller and the Company acknowledge that prior to the Closing, Buyer will have the right to specifically enforce the obligation of Seller and the Company to consummate the transactions contemplated hereby on the terms and pursuant to the conditions of this Agreement and that from and after the Closing, Buyer and the Company will have the right to specifically enforce the obligations of Seller and Mr. Rahr under Section 6.9 of this Agreement.

Section 10.15. Dispute Resolution.

(a) Subject to Sections 2.2 and 10.15(k), the parties desire to resolve disputes arising out of this Agreement without litigation. Accordingly, except as provided in (i) Section 10.15(k) for actions to seek temporary restraining orders or injunctions or other equitable remedies related to the purposes of this Agreement, or suits to compel compliance with the dispute resolution provision or (ii) Sections 2.2(c)(ii), 6.8(a)(ii) and 6.8(c)(ii) for disputes to be resolved by the Accounting Firm, the parties agree to use the following alternative dispute procedure exclusively with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

(b) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The parties intend that these negotiations be conducted by non-lawyer, business representatives. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the representatives.

(c) Upon agreement between the parties, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations.

(d) If the negotiations do not resolve the dispute within thirty (30) days after the initial written request pursuant to Section 10.15(b), the dispute shall be submitted to binding arbitration by a panel of three neutral arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

(e) The parties shall contract with the arbitrators to commence the arbitration hearing within thirty (30) days of the demand for arbitration pursuant to Section 10.15(d); provided, however, that if the parties cannot agree on the arbitrators within such thirty (30) day period, the arbitrators shall be selected by the New York, New York office of the AAA or, if such office does not exist or is unable to make the selections, by the office of the AAA nearest to New York, New York. Each arbitrator shall be a lawyer knowledgeable and experienced in the applicable Laws concerning the subject matter of the dispute. In any case no arbitrator shall be an Affiliate, employee, consultant, officer, director or stockholder of any party, or otherwise have any current or previous relationship with either party or their respective Affiliates. The governing Law in Section 10.6 shall govern any such Proceedings. The arbitration shall be held in New York, New York (or other mutually acceptable site). Any arbitration award may be entered in and enforced by any court having jurisdiction.

(f) Immediately upon the designation of the arbitrators, the parties may serve upon each other ten (10) interrogatories and fifteen (15) requests for documents. Responses to such written discovery will be due within thirty (30) days of service. In addition, each party shall be entitled to take up to three depositions, to be conducted consistent with Rule 30 of the Federal Rules of Civil Procedure. Any disputes regarding such discovery shall be resolved by the arbitrator, based upon letter briefing not to exceed three (3) single-spaced pages. The arbitrators may, in their discretion, hold a telephonic hearing on any such discovery disputes. No other discovery beyond that described in this paragraph will be permitted. Within sixty (60) days after the designation of the arbitrators, the parties shall submit to the arbitrators a pre-hearing brief, which brief shall include a summary of all disputed issues, such party’s position on such disputed issues and such party’s proposed ruling on the merits of each such issue.

(g) The arbitrators shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written briefs pursuant to Section 10.15(f), or, if the arbitrators cannot set the hearing within thirty (30) days after the submission of written briefs pursuant to Section 10.15(f), shall set a date for hearing as soon as reasonably practicable thereafter, for the presentation of evidence and legal argument concerning each of the issues identified by the parties. The parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time the demand for arbitration pursuant to Section 10.15(d) is made; provided, however, that the arbitrators may in their discretion apply the Federal Rules of Evidence with regard to the admissibility of evidence in such hearing.

(h) The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 10.15(g). The determination of the majority of the arbitrators as to the resolution of any dispute or any other decision to be made by the arbitrators shall be binding and conclusive upon all parties. All rulings of the arbitrators shall be in writing and shall be delivered to the parties except to the extent that the Commercial Arbitration Rules of the AAA provide otherwise.

(i) If arbitrated, the arbitrators shall be given the authority to award fees and costs to the prevailing party or as otherwise determined by the arbitrators.

(j) The expenses of any arbitration shall be borne equally by the parties to such arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and legal counsel.

(k) Notwithstanding anything in this Section 10.15 to the contrary, each party shall have the right to seek such injunctive or other equitable relief pursuant to Section 10.14 from a court of competent jurisdiction as may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

Section 10.16. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 10.17. Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.18. Amendments. This Agreement may be amended, at any time prior to the Closing, by action taken by Seller and the Company and Buyer, and after the Closing by Buyer and Seller. This Agreement (including the provisions of this Section 10.18) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

Section 10.19. Legal Representation. Each of the parties to this Agreement acknowledges that Fossi & Jewell and Dechert LLP (“Dechert”) currently serves as counsel to both (a) the Company and (b) Mr. Rahr, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of Mr. Rahr and the Company may no longer be aligned or when, for any reason, Mr. Rahr, Fossi & Jewell, Dechert or the Company believes that Fossi & Jewell or Dechert cannot or should no longer represent both Mr. Rahr and the Company. The parties understand and specifically agree that Fossi & Jewell or Dechert may withdraw from representing the Company and continue to represent Mr. Rahr, even if the interests of Mr. Rahr, and the interests of the Company are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though Fossi & Jewell or Dechert may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Buyer and the Company hereby consent thereto and waive any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications among Fossi & Jewell, Dechert, the Company, Seller and Mr. Rahr, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege shall be subject to a shared privilege between Mr. Rahr, on the one hand, and the Company, on the other hand, and Mr. Rahr and the Company shall have equal right to assert all such shared privileges in connection with privileged information under any applicable Law and no such shared privilege may be waived by (a) Mr. Rahr without the prior written consent of the Company; or (b) by the Company without the prior written consent of Mr. Rahr; provided, however, that any information relating to or arising out of any legal advice provided, whether before or after the Closing Date, with respect to any matter for which Buyer or Seller has an indemnification obligation hereunder, shall be subject to the sole and separate privilege of the indemnifying party, and such indemnifying party shall be entitled to control the assertion or waiver of all such separate privileges under any applicable Law in connection with any privileged information, whether or not such information is in the possession of or under the control of any of the Indemnified Parties; provided, further, however, that nothing in this Section 10.19 shall in any way limit Buyer’s ability to use and access any information related to the business of the Company.

ARTICLE XI.

LIMITED GUARANTEE

Section 11.1. Limited Guarantee. In order to induce Buyer to enter into this Agreement and for other good and valuable consideration, Mr. Rahr (the “Guarantor”), hereby irrevocably guarantees, subject to the limitations set forth in this Section 11.1, the payment of the obligations of Seller contained in Article IX in connection with a breach of Seller’s representations and warranties in Section 4.5 (Ownership of Shares) (the “Guaranteed Obligations”); it being agreed that without the prior written consent of Buyer, Seller or the Guarantor shall not have a right to satisfy the Guaranteed Obligations from the Escrow Funds or pursuant to any set-off of any amounts payable under this Agreement, and Buyer shall not be required to seek recovery from the Escrow Funds or pursuant to any set-off of any amounts payable under this Agreement prior to seeking recovery from the Guarantor pursuant to the terms of this Section 11.1. Buyer may (on behalf of the Buyer Indemnified Parties), at its sole option, elect to assert a claim pursuant to this Article XI against Guarantor with respect to the Guaranteed Obligations concurrently with or following the assertion of a claim against Seller with respect to the Guaranteed Obligations; provided that in no event shall the aggregate amount of Guarantor’s Liability pursuant to this Article XI exceed the Purchase Price, and in no event shall Buyer be entitled to any payment hereunder to the extent that such payment would constitute a duplicative payment for the same Loss. In the event that Seller is dissolved, revoked or is otherwise, for any reason, unable or unwilling to financially satisfy any or all of its indemnification obligations contained in Section 6.8(h) and Article IX, Guarantor shall, or shall cause one of its Affiliates with a financial credit and assets equal to or greater than Seller as of immediately after the Closing, to satisfy such obligations. Any payment by Guarantor pursuant to this Section 11.1 shall, for all purposes of Section 9.4, be deemed to be a payment by Seller in respect of Seller’s indemnification obligations pursuant to Section 9.2(a). The Guarantor hereby acknowledges that by reason of his relationship with Seller and the Company, the Guarantor will derive a substantial benefit from the transactions contemplated by this Agreement. The Guarantor hereby further acknowledges that the validity of this Article XI and the Guarantor’s obligations under this Article XI shall not be affected or impaired by reason of any amendment, waiver, indulgence, forbearance or other variance by Buyer under or in respect of this Agreement, or any bankruptcy, insolvency, receivership or other such Proceeding relating to Seller or the Company. Nothing set forth in this Section 11.1 confers or gives, or shall be construed to confer or give (i) to any Person other than Buyer (and any Buyer Indemnitee on whose behalf Buyer may act) any remedies under or by reason of the obligations of the Guarantor set forth in this Section 11.1 or (ii) to any Person any rights or remedies against any Person other than the Guarantor under or by reason of the obligations of the Guarantor set forth in this Section 11.1.

Section 11.2. Notice to Guarantor. Any notice, request, instruction or other document to be given hereunder to the Guarantor shall be addressed as follows:

Stewart J. Rahr

c/o Fossi & Jewell

4203 Yoakum Blvd

Suite 100

Houston, TX 77006

Facsimile: (713) 529-4094

Attention: Lawrence J. Fossi, Esq.

with a copy to (which shall not constitute notice):

Fossi & Jewell

4203 Yoakum Blvd

Suite 100

Houston, TX 77006

Facsimile: (713) 529-4094

Attention: Lawrence J. Fossi, Esq.

with a copy to (which shall not constitute notice):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Facsimile: (215) 994-2222

Attention: Craig L. Godshall, Esq.

   Robert L. Freedman, Esq.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

KINRAY, INC.

By:	/s/ Stewart J. Rahr
Name:	Stewart J. Rahr
Title:	President

STEWART J. RAHR REVOCABLE TRUST

By:	/s/ Stewart J. Rahr
Name:	Stewart J. Rahr
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

CARDINAL HEALTH, INC.

By:	/s/ George S. Barrett
Name:	George S. Barrett
Title:	Chairman and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

/s/ Stewart J. Rahr
STEWART J. RAHR
(solely for the limited purposes of Section 6.1(b), 6.8(c), 6.9, 6.14 and Article XI hereof)

[Signature Page to Stock Purchase Agreement]